AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 11, 2014

REGISTRATION NO. 333-197784

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INERGETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5122	22-1558317
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

550 Broad Street, Suite 1212

Newark, N.J. 07102

908) 604-2500

(Address and telephone number of principal executive offices)

Michael James

Chief Executive Officer

550 Broad Street, Suite 1212

Newark, N.J. 07102

908) 604-2500

(Name, address and telephone number of agent for service)

Copies to:

Richard Feiner, Esq Silverman Shin Byrne & Gilchrest PLLC 381 Park Avenue South, 16th Floor New York, NY 10016 212-779-8600 917-720-0863 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.         ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.          ☐

(COVER CONTINUES ON FOLLOWING PAGE)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.          ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.          ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “non-accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer

☐ Accelerated filer

☐ Non-accelerated filer

☒ Smaller reporting company

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED SEPTEMBER 11, 2014

PROSPECTUS

INERGETICS, INC.

24,656,000 Shares of

common stock

This prospectus relates to the offer and sale of up to 24,656,000 shares of common stock, par value $0.001, of Inergetics, Inc., a Delaware corporation, by 31 Group LLC (the “Selling Stockholder”).

The shares of common stock being offered by the Selling Stockholder have been or may be issued pursuant to conversion of a Subordinated Secured Convertible Promissory Note dated July 14, 2014 (the “Note”) and exercise of a Common Stock Purchase Warrant dated July 14, 2014 (the “Warrant”). See “The 31 Group Transaction” in “Selling Stockholder” for a description of these securities and “Selling Stockholder” for additional information regarding the Selling Stockholder.

There are no underwriting arrangements to sell the shares of common stock that are being offered by the Selling Stockholder hereunder. The prices at which the Selling Stockholder may sell shares will be determined by the prevailing market price for the shares or in privately negotiated transactions. See “Plan of Distribution” for more information about how the Selling Stockholder may sell the shares being registered pursuant to this prospectus.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the Selling Stockholder. However, we may receive proceeds from the exercise of the Warrant.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board, or the OTCBB, under the symbol “NRTI”. On September 5, 2014, the last reported sale price of our common stock on the OTCBB was $0.04.

Investment in the common stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 2 of this prospectus as well as in any prospectus supplement related to these specific offerings before purchasing any of the shares offered by this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September        , 2014.

INERGETICS, INC.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This offer is not being made to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States, we have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

This prospectus includes estimates, statistics and other industry and market data that we obtained from industry publications, research, surveys and studies conducted by third parties and publicly available information. Such data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. This prospectus also includes data based on our own internal estimates. We caution you not to give undue weight to such projections, assumptions and estimates.

PROSPECTUS SUMMARY

This prospectus summary highlights certain information about our company and other information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus and any prospectus supplement, including the section entitled “Risk Factors”, before making an investment decision.

About Us

Inergetics, Inc., a Delaware corporation (the “Company”, “we”, “us” or “our”), operates through its wholly-owned subsidiary, Millennium Biotechnologies, Inc. (the “Subsidiary” or “Millennium”). Millennium was incorporated in the State of Delaware in November 2000 and engages in the research, development, and marketing of specialized nutritional supplements as an adjunct to medical treatments for select medical conditions, as well as for athletes seeking improved recovery and advanced performance. We currently markets products which are targeted toward individuals. Millennium’s currently manufactures and markets four proprietary product lines and 36 SKU’s to 7 separate target markets. These product lines include Surgex™, Bikini Ready™, SlimTrim, Martha Stewart™ Essentials, Om Essentials, Muscle Maker Grill and Intrinsix .

Our products are unique in that they deliver healthy, whole food calories and do not contain high-fructose corn syrup or corn oil, which are not healthy or suitable forms of calories for Millennium’s targeted markets. These ingredients have also shown to correlate with an increase in obesity, a promotion of insulin resistance, and are implicated in inflammation and cancer. Additionally, the use of high levels of Omega-6 fats (corn oil) has been shown to promote tumor growth in animal models.

Millennium developed Surgex™ sports nutritional formula ( www.surgexsports.com ) in late 2007. Surgex™ was tested in two single-blind placebo controlled clinical trials conducted on the Division 1A Football and Soccer players at Rutgers University. Base on the results of these trials we believe that Surgex™ addresses the nutritional concerns of both professional and amateur elite athletes. These athletes often experience similar symptoms post-workout to those battling immuno-compromised conditions, such as fatigue, loss of lean muscle, oxidative stress, and reduced immune function.

Millennium acquired Bikini Ready™ and SlimTrim in January 2013. Both Bikini Ready and SlimTrim are sold in the diet category in retail stores. In addition, SlimTrim is also sold direct to consumer on its web site and Bikini Ready is sold direct to consumer on its web site www.bikinireadylifestyle.com.

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In May 2013, Millennium acquired the license for Martha Stewart™ Essentials. Condition specific supplements were developed for women. The product is sold in retailers and on the web site www.marthastewartessentials.com.

Our principal executive offices are located at 550 Broad Street, Suite 1212, Newark, N.J. 07102, and our telephone number is (908) 604-2500. We maintain a website at http://www.inergetics.com. Information contained on our website and any other related websites referred to herein are not considered to be a part of, nor incorporated by reference in, this Prospectus.

About This Offering

Common stock to be offered by the Selling Stockholder	24,656,000 shares of common stock, $0.001 par value, issued or issuable pursuant to conversion of a Subordinated Secured Convertible Promissory Note dated July 14, 2014 (the “Note”) and exercise of a Common Stock Purchase Warrant dated July 14, 2014 (the “Warrant”).

Common stock outstanding prior to this offering	87,354,739 shares

Common stock to be outstanding after giving effect to the issuance of the 24,656,000 shares registered in this prospectus.	112,010,739 shares(1)

Use of Proceeds	We will receive no proceeds from the sale of shares of common stock by the Selling Stockholder in this offering. However, we may receive proceeds from the exercise of the Warrant. See “Use of Proceeds.”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.
Symbol on OTCBB	NRTI

(1)      Based on 24,656,000 shares registered herein. If , we are required to issue more than the 24,656,000 shares offered under this prospectus, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by the Selling Stockholder is dependent upon the conversion price of the Note and the exercise price of the Warrant at the time of their conversion and exercise.

RISK FACTORS

An investment in our company involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the following risk factors described in this prospectus and the risk factors that may be described in any applicable prospectus supplement. You should consider these matters in conjunction with the other information included in this prospectus. The risks and uncertainties described in this prospectus and any applicable prospectus supplement are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business. Our business, results of operations or financial condition could be seriously harmed, and the trading price of our common stock may decline due to any of these or other risks.

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This prospectus contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of our management, directors or officers primarily with respect to our future operating performance. Prospective purchasers of our securities are cautioned that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements due to various factors. The accompanying information contained in this prospectus, including the information set forth below, identifies important factors that could cause these differences. See “Forward-Looking Statements” below.

RISKS RELATED TO OUR BUSINESS

We have operated at a loss and cannot assure that we will be able to attain profitable operations.

Although we are generating revenues, we continue to operate at a loss. During the year ended December 31, 2013 and the six months ended June 30, 2014, we generated revenues of $847,834 and $1,003,417, respectively, from sales of our products. However, during these periods we realized net losses of $4,187,892 and $5,769,748, of which, respectively, $1,761,810 and $2,435,688 were non-cash items. The non-cash items are primarily related to issuance of shares and warrants for compensation in the amounts of $712,209 and $1,332,883, respectively, services in the amount of $202,270 and $199,609, respectively, and interest in the amount of $406,508 and $279,783, respectively, during these periods. Other non-cash items were, respectively, loss on derivatives mark to market of $91,000 and $472,000, amortization of debt discount of $444,450 and $169,003, amortization expense of $1,551 and $788 and change in inventory and accounts receivable reserve in the amount of $49,200 and $0. There was a gain on the conversion of debt in the amount of $46,978 and $18,378, respectively. We expect to continue incurring operating losses until we are able to derive meaningful revenues from marketing our four product lines and other products we intend to bring to market. We cannot assure that we will be able to attain profitable operations.

We require additional funding to maintain our operations and to further develop our business. Our inability to obtain additional financing would have an adverse effect on our business.

Our success depends on our ability to develop a market for our products and other nutraceutical supplements we intend to bring to market. This means having an adequate advertising and marketing budget and adequate funds to continue to promote our products, including making minimum royalty payments to Martha Stewart Living Omnimedia, Inc. (please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations’ Liquidity and Capital Resources”). Although our revenues have increased, our operating expenses are significantly greater than our revenues. During 2013 and the first half of 2014, we obtained new capital in the form of debt resulting in the receipt by us of $4,826,718. These funds in conjunction with ongoing operating revenues provided adequate capital for our operating needs for these periods. We need to continue to raise funds to cover working capital and for other financial requirements until we are able to raise revenues to a point of positive cash flow. In this regard, we note that we were not able to make the payment that was due July 1, 2014 to Martha Stewart Living Omnimedia pursuant to our license agreement. While we are in discussions to work out terms of payment, we most likely will need to raise additional funds to meet our obligations under the license agreement. We plan to raise additional funds, as before, through additional equity or debt financings. We may not be able to raise such funds on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders. If sources of financing are insufficient or unavailable, we will be required to modify our operating plans to the extent of available funding or curtail or suspend operations.

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The Note and other debt instruments to which we are a party contain certain restrictions on the incurrence of indebtedness, the raising funds through the sale of securities or engaging in certain major transactions without the consent of the holders of these instruments. These restrictions could have a material adverse effect on our business.

The Note and other debt instruments to which we are a party place restrictions on our ability to incur indebtedness, raise funds through the sale of securities or engage in certain major transactions without the consent of the holders of such instruments. Our inability to raise needed funds from borrowings or the sale of securities, or our inability to effect certain major business transactions could have a material adverse effect on our business.

Our year end audited financial statements contain a “going concern” explanatory paragraph. Our inability to continue as a going concern would require a restatement of assets and liabilities on a liquidation basis, which would differ materially and adversely from the going concern basis on which our financial statements included in this report have been prepared.

Our consolidated financial statements for the year ended December 31, 2013 included herein have been prepared on the basis of accounting principles applicable to a going concern. Our auditors’ report on the consolidated financial statements contained herein includes an additional explanatory paragraph following the opinion paragraph on our ability to continue as a going concern. A note to these consolidated financial statements describes the reasons why there is substantial doubt about our ability to continue as a going concern and our plans to address this issue. Our December 31, 2013 and 2012 consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our inability to continue as a going concern would require a restatement of assets and liabilities on a liquidation basis, which would differ materially and adversely from the going concern basis on which our consolidated financial statements have been prepared.

We are subject to significant government regulation.

The packaging, labeling, advertising, promotion, distribution and sale of Surgex™, Bikini Ready™, SlimTrim and Martha Stewart™ Essentials and other products we plan to produce and market are subject to regulation by numerous governmental agencies, the most active of which is the U.S. Food and Drug Administration, which regulates our products under the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder. Our products are also subject to regulation by, among other regulatory entities, the Consumer Product Safety Commission, the U.S. Department of Agriculture and the Environmental Protection Agency. Advertising and other forms of promotion and methods of marketing of our products are subject to regulation by the U.S. Federal Trade Commission, which regulates these activities under the Federal Trade Commission Act. The manufacture, labeling and advertising of our products are also regulated by various state and local agencies. Failure to comply with applicable regulatory requirements may result in, among other things, injunctions, product withdrawals, recalls, product seizures, and fines. In addition, we are unable to predict the nature of any future laws, regulations, interpretations, or applications,  nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated,  would have on our business in the future.  They could, however, require the reformulation of certain products not possible to be reformulated, imposition of additional record keeping requirements, and expanded documentation of the properties of certain products, expanded or different labeling and scientific substantiation regarding product ingredients, safety or usefulness.  Our inability to comply with any or all such current or future requirements could have a material adverse effect on our results of operations and financial condition. Please see “Business; Government Regulation”.

We have been dependent on a few major customers. If we are unable to develop more customers our business most likely will be adversely affected

For the year ended December 31, 2013, three significant customers (defined as contributing at least 10%) accounted for 55% (31%, 13%, and 11%) of net sales. For the year ended December 31, 2012, one significant customer accounted for 57% of net sales. The loss of any of these customers could have a material adverse effect on our business.

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Our involvement in defending product liability claims could have a detrimental effect on our operations.

Like other retailers and distributors of products designed for human consumption, we face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. We may be subjected to various product liability claims, including, among others, that our products include inadequate instructions for use or inadequate warnings concerning possible side effects and interactions with other substances. We carry $25,000,000 of product liability insurance. Thus, any product liabilities exceeding our coverage relating to our products could have a material adverse effect on our business, financial condition and results of operations.

We face significant competition.

The biotechnology and nutraceutical supplement industries are highly competitive and subject to significant and rapid technological change. Developments by our competitors may render our products obsolete or noncompetitive. Numerous companies compete in our market, many of which have greater size and financial, personnel, distribution and other resources greater than ours. Our principal competition in the distribution channels where we are marketing our current products and where we intend to market other products comes from a limited number of large nationally known manufacturers and many smaller manufacturers of nutraceutical supplements. In addition, large pharmaceutical companies compete with us on a limited basis in the nutraceutical supplement market. Increased competition from such companies could have a material adverse effect on us because such companies have greater financial and other resources available to them and possess distribution and marketing capabilities far greater than ours. We also face competition in mass market distribution channels from private label nutraceutical supplements offered by health and natural food store chains and drugstore chains. We cannot assure that we will be able to compete.

If we are unable to protect our intellectual property or we infringe on intellectual property of others, our business and financial condition may be materially and adversely affected.

We own all rights to the formulation of Resurgex®, Resurgex Plus®, Resurgex Select®, Surgex™, Bikini Ready™ and SlimTrim and have a use and compositional patent with respect to Resurgex® (which covers Resurgex Plus®), and Resurgex Select®. Surgex™ is patent pending. We also have registered trademarks for the names "Resurgex", “Resurgex Plus” and “Resurgex Select”. “Surgex” has preliminary Trade mark reservation status. We have filed patent applications internationally with regards to all patents and patents pending. No assurance can be given that patents will be issued from pending applications or that there right, if issued and the rights from our existing patents and registered name will afford us adequate protections. In addition, we rely on trade secrets and unpatented proprietary technology. There is no assurance that others may not independently develop the same or similar technology or produce products which provide the same benefits as the current product lines.

Although we will seek to ensure that our products do not infringe the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us. Any infringement claims by third parties against us may have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR COMMON STOCK

Because our Board can issue common stock and convertible preferred without stockholder approval and because certain of our convertible securities have conversion prices that could drop due to anti-dilution provisions, you could experience substantial dilution.

Our Board of Directors has the authority to issue up to 2,000,000,000 shares of common stock, shares of preferred stock that can be converted into common stock at high ratios and options and warrants to purchase shares of our common stock without stockholder approval. In addition, we have issued convertible securities, including the Note, that contain anti-dilution provisions that could result in lower conversion prices. As of September 5, 2014, there were 341,762,145 shares issued and outstanding or reserved for issuance on a fully-diluted basis. Future issuance of additional shares of common stock could be at values substantially below the current market price of our common stock and, therefore, could represent substantial dilution to investors in this offering. In addition, our Board could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

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Anti-takeover provisions of the Delaware General Corporation Law and our ability to issue preferred stock could discourage a merger or other type of corporate reorganization or a change in control even if they could be favorable to the interests of our stockholders.

The Delaware General Corporation Law contains provisions which may enable our management to retain control and resist a takeover of us. These provisions generally prevent us from engaging in a broad range of business combinations with an owner of 15% or more of our outstanding voting stock for a period of three years from the date that this person acquires his stock. In addition, our Certificate of Incorporation allows us to issue shares of preferred stock without any vote or further action by our stockholders. Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. Accordingly, these provisions could discourage or make more difficult a change in control or a merger or other type of corporate reorganization even if they could be favorable to the interests of our stockholders.

We do not intend to pay cash dividends in the foreseeable future.

We have not declared or paid cash dividends on our capital stock in many decades. We currently intend to retain all of our earnings, if any, for use in its business and do not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of our Board of Directors and will depend upon a number of factors, including future earnings, the success of our business activities, our general financial condition and future prospects, general business conditions and such other factors as the Board of Directors may deem relevant. In addition, no cash dividends may be declared or paid on our common stock if, and as long as, the Series B Preferred Stock is outstanding or there are unpaid dividends on outstanding shares of Series C Preferred Stock. No dividends may be declared on the Series C Preferred Stock if, and as long as, the Series B Preferred Stock is outstanding. Accordingly, it is unlikely that we will declare any cash dividends in the foreseeable future. The Series G Preferred Stock does not pay a cash dividend, but does pay a quarterly payment in kind dividend.

The rights of the holders of our common stock will be subordinate to our creditors and to the holders of our preferred stock in a liquidation. No assurance can be given as to the amount of assets, if any, that would be available for common stockholders in the event of a liquidation.

In liquidation, the rights of equity security holders like our common stockholders are subordinate to holders of our debt obligations. As of September 5, 2014, we owe approximately $12,037,848 to our creditors. In addition, the holders of our Series G Preferred Stock have a preference in liquidation over the holders of our common stock. Accordingly, in the event of liquidation, no assurance can be given as to the amount of remaining assets, if any, available for payment to common stockholder.

We cannot assure that there will be a sustained public market for our common stock.

At present, our common stock is quoted on the OTC Bulletin Board and tradable in the over-the-counter market. Our common stock is not traded on a sustained basis or with significant volume. In addition, we currently do not meet the requirements for listing our common stock on NASDAQ or a national securities exchange and we cannot assure if or when our common stock will be listed on such an exchange. For the foregoing reasons, we cannot assure that there will be a significant and sustained public market for the sale of our common stock. Accordingly, if you purchase our common stock, you may be unable to resell it. In the absence of any readily available secondary market for our common stock, you may experience great difficulty in selling your shares at or near the price that you originally paid.

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The market price of our common stock may be volatile.

The market price of our common stock may fluctuate and be affected by a number of factors, including, without limitation:

•	Fluctuations in our operating results;
•	our announcements of significant contracts, milestones, acquisitions;
•	Announcements of innovations, new products or new patents by us or by our competitors;
•	Governmental regulation;
•	additions or departures of key personnel;
•	significant sales of common stock or common stock equivalents or termination of stock transfer restrictions;
•	changes in financial estimates by securities analysts;
•	fluctuations in stock market price and volume;
•	Patent or proprietary rights developments; and
•	Proxy contests or litigation.

Our stock price may be adversely affected if a significant amount of shares are sold in the public market.

As of September 5, 2014, approximately 31,688,195 shares of our common stock constituted "restricted securities" as defined in Rule 144 under the Securities Act. Generally, pursuant to Rule 144, stockholders who are not affiliates of our company can resell their restricted securities after they have held them for at least six months. In addition, as of September 5, 2014, approximately 33,800,000 shares of common stock are issuable upon conversion of the Note and exercise of the Warrant, most of which shares are registered in this prospectus for public sale, and approximately 40,419,355 shares of common stock are issuable upon conversion of other debt and of preferred stock, which debt and preferred stock has been held for at least six months. Consequently, most of our restricted securities and securities issuable upon conversion of convertible debt and convertible preferred stock are or soon will be eligible for public sale. As of September 5, 2014, in addition to the Warrant, we had warrants outstanding for the purchase of an aggregate of 21,292,144 shares of our common stock. To the extent the exercise price of these warrants is less than the market price of the common stock, the holders of the warrants are likely to exercise them and, eventually, sell the underlying shares of common stock and to the extent that the exercise price of the warrants are adjusted pursuant to anti-dilution protection, the warrants could be exercisable or convertible for even more shares of common stock. Moreover, we most likely will issue additional shares of common stock and/or instruments convertible into or exercisable for common stock to raise funding or compensate employees, consultants and/or directors. We are unable to estimate the amount, timing or nature of future sales of outstanding common stock. Sales of substantial amounts of our common stock in the public market could cause the market price for our common stock to decrease. Furthermore, a decline in the price of our common stock would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

Our common stock is considered a “penny stock”. The application of the “penny stock” rules to our common stock could limit the trading and liquidity of our common stock, adversely affect the market price of our common stock and increase the transaction costs to sell shares of our common stock.

Our common stock is a “low-priced” security or “penny stock” under rules promulgated under the Securities Exchange Act of 1934, as amended. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealers duties in selling the stock, the customer’s rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low- priced stock transactions based on the customer’s financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will likely decrease the willingness of broker-dealers to make a market in our common stock, will decrease liquidity of our common stock and will increase transaction costs for sales and purchases of our common stock as compared to other securities.

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If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately and timely or to prevent fraud. In this regard, primarily due to our small size, our management has reported certain material weaknesses and significant deficiencies. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. In our recent periodic reports, our management identified the following material weakness and significant deficiency in its assessment of the effectiveness of internal control over financial reporting: Material weakness: we did not maintain effective controls over certain aspects of the financial reporting process because we lacked a sufficient complement of personnel with a level of accounting expertise and an adequate supervisory review structure that is commensurate with our financial reporting requirements. Significant deficiency: Given our limited personnel, inadequate segregation of duties. Our small size and any future internal control deficiencies may adversely affect our financial condition, results of operation and access to capital. We have not performed an in-depth analysis to determine if historical un-discovered failures of internal controls exist, and may in the future discover areas of our internal control that need improvement.

Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us, you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements”. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used in this prospectus, statements that are not statements of current or historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “plan”, “intend”, “may,” “will,” “expect,” “believe”, “could,” “anticipate,” “estimate,” or “continue” or similar expressions or other variations or comparable terminology are intended to identify such forward-looking statements. All statements other than statements of historical fact included in this prospectus regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note, without limitation, that statements regarding foreclosure of debt, loss of customers and loss of license that involve known and unknown risks, delays, uncertainties and other factors not under our control, in the future are all forward-looking in nature. These risks and other factors are identified under “Risk Factors” and from time to time in our other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholder. We will receive no proceeds from the sale of shares of common stock by the Selling Stockholder in this offering. However, we may receive proceeds from the exercise of the Warrant.

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DETERMINATION OF OFFERING PRICE

The Selling Stockholder may offer and sell the shares of common stock covered by this prospectus at prevailing market prices or privately negotiated prices. See “Plan of Distribution.”

SELLING STOCKHOLDER

This prospectus relates to the possible resale by 31 Group LLC (the “Selling Stockholder”) of shares of common stock that have been or may be issued to the Selling Stockholder pursuant to conversion of the Note and exercise of the Warrant. We refer to the such shares as the “Conversion Shares”. We have filed the registration statement of which this prospectus forms a part pursuant to the provisions of the Securities Purchase Agreement, which we entered into with the Selling Stockholder on July 14, 2014 concurrently with our execution of the Note and Warrant, in which we agreed to provide certain registration rights with respect to sales by the Selling Stockholder of the Conversion Shares.

The Selling Stockholder may, from time to time, offer and sell pursuant to this prospectus any or all of the Conversion Shares. The Selling Stockholder may sell some, all or none of these shares. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares.

The following table presents information regarding the Selling Stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Stockholder, and reflects its holdings as of September 5, 2014. Neither the Selling Stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates other than as described in the footnotes to the table below or as a result of acquisition of our shares or other securities. To the best of our knowledge, the Selling Stockholder is not a broker dealer or an affiliate of a broker dealer. As used in this prospectus, the term “Selling Stockholder” includes the Selling Stockholder and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from the Selling Stockholder as a gift, pledge or other non-sale related transfer.

Name and Address of Selling Stockholder	Shares of common stock Beneficially Owned Before this Offering	No. of Shares of common stock Offered Pursuant to this Prospectus	No. of Shares of common stock Beneficially Owned After this Offering	Percentage of Outstanding Shares of common stock Beneficially Owned After this Offering
31 Group, LLC 5 Hanover Square New York, NY 10004 (1)	10,775,808(2)(3)	24,656,000(4)	0(3)	*(5)

* Less than 1%

(1)	Mr. Joshua Sason is a member and the controlling person of 31 Group, with sole voting control and investment discretion over securities held by 31 Group, and may be deemed to share beneficial ownership of any securities beneficially owned by 31 Group. Mr. Sason disclaims beneficial ownership of these securities. We have been advised that neither 31 Group nor Mr. Sason is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer. However, one of the other members of 31 Group is affiliated with Aegis Capital Corp. and one or more registered broker-dealers, none of whom are currently expected to participate in the sale of the securities offered hereby. The securities being registered hereunder are issuable (or were issued) upon conversion or exercise, as applicable, of notes and warrants purchased by 31 Group in the ordinary course of business, and at the time of purchase neither 31 Group nor any of its members or affiliates had any agreements or understandings, directly or indirectly, with any other person to distribute such notes or warrants or any of the securities being registered hereunder.

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(2)	Includes: (i) 1,612,904 shares of our common stock; (ii) shares of our common stock issuable upon conversion of $1,003,129 principal amount of convertible Debentures (the “Debentures”) beneficially owned by 31 Group; (iii) shares of our common stock issuable upon conversion of $50,000 principal amount of Debentures beneficially owned by Magna Management, LLC (which is solely owned and controlled by Joshua Sason); and (iv) shares of our common stock issuable upon conversion of the Note and upon the exercise of the Warrants.

(3)

We note that the number of shares “beneficially owned” in the table is less than the number of shares that the Selling Stockholder can sell pursuant to this Prospectus. This is because “beneficial ownership” is determined in accordance with Rule 13d-3(d) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to that rule, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which such person has the right to acquire within 60 days. The percentage of shares beneficially owned prior to the offering is based on 98,681,956 shares of our common stock actually outstanding as of September 5, 2014. Under the terms of the Note, the Debentures and the Warrant, the Selling Stockholder may not convert the Note or the Debentures, or exercise the Warrant, to the extent that such conversion or exercise would cause the Selling Stockholder, together with its affiliates, to beneficially own more than 9.99% of the shares of our then outstanding common stock following such conversion or exercise. We refer to this limitation the “9.99% Blocker”. Accordingly, shares of common stock issuable upon conversion of the Note or the Debentures which have not been converted, and upon exercise of the Warrant to the extent it has not been exercised, as a result of the 9.99% Blocker are excluded from beneficial ownership. Absent the 9.99% Blocker, the Selling Stockholder would beneficially own approximately 70,342,887 shares of our common stock.

(4)	Represents shares of common stock issuable upon conversion of the Note and exercise of the Warrant.
(5)	Based on 98,681,956 outstanding shares of our common stock as of September 5, 2014.

The 31 Group Transaction

General

On July 14, 2014, we executed a Securities Purchase Agreement (the “Agreement”) with 31 Group, LLC (the “Selling Stockholder”) pursuant to which we received $1,000,000 net proceeds and issued a 12% secured subordinated convertible promissory note to the Selling Stockholder in the principal amount of $1,500,000 (the “Note”) and a Common Stock Purchase Warrant (the “Warrant”) to purchase 2,500,000 shares of our common stock.

Description of the Note

Principal and interest (at the rate of 12% per annum) is due and payable under the Note on July 14, 2015. If we file a registration statement with the SEC covering the resale of the shares of common stock issuable upon conversion of the Note and exercise of the Warrant on or before 45 days after July 14, 2014, the principal amount of the Note shall be reduced by $200,000, and if the registration statement is declared effective by the SEC within 120 days of July 14, 2014, the principal amount of the Notes shall be further reduced by $300,000. We met both deadlines and, accordingly, the principal amount of the Note was reduced by $500,000 [To be revised if not effective within requisite time period].

Principal and accrued but unpaid interest is convertible into shares of our common stock at a price (the “Conversion Price”) equal the lesser (i) $0.35 per share, or (ii) 62% of the lowest trading price of the common stock as quoted by Bloomberg L.P. for the ten trading days immediately preceding the date of conversion (subject to adjustments as provided in the Note). However, in no event shall the Conversion Price be less than $0.031 per share (the “Floor Price”). The Conversion Price is subject to downward adjustment upon the occurrence of a number of events as set forth in the Note, including the sale (or announcement of the sale) of shares of common stock or instruments exercisable or convertible into common stock other than “Exempt Issuances” (as defined in the Note) at an effective price per share that is lower than the then Conversion Price (a “Dilution Event”). Upon the occurrence of a Dilutive Event, the Conversion Price shall be reduced to equal the lowest price per share under the Dilution Event. We are subject to liquidated damages (as computed in the Note) if shares are not delivered in the manner and timeframe required by the Note.

Repayment of the Note is guaranteed by Millennium Biotechnologies, Inc., our operating subsidiary, and secured by all of our assets (subject to the senior security interest of certain senior lenders).

As long as more than $100,000 principal amount of the Note remains outstanding, absent the approval of the holders of 67%% of the principal amount of the outstanding Note, we are subject to certain negative covenants, including but not limited to such things as incurring certain additional indebtedness, creating certain liens, selling or otherwise disposing of all or substantially all of our assets or prepaying outstanding indebtedness.

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Upon the occurrence of an “Event of Default” as defined in the Note, all unpaid principal and accrued interest shall become due and payable and, depending on the type of Event of Default, we are required to pay to the Selling Stockholder in full satisfaction of the Note the “Default Sum”, two times the Default Sum or the “Parity Value” of the Default Sum. The “Default Sum” is (i) an amount equal to 150% times the sum of (w) the then outstanding principal amount of the Note plus (x) accrued and unpaid interest on the unpaid principal amount of the Note to the date of payment, (y) Default Interest (as defined in the Note) and (z) any liquidated damages. “Parity Value” means (a) the highest number of shares of common stock issuable upon conversion of or otherwise pursuant to such Default Sum, treating the trading day immediately preceding the Mandatory Prepayment Date as the “Conversion Date” for purposes of determining the lowest applicable Conversion Price, unless the Event of Default arises as a result of such breach in respect of a specific Conversion Date in which case such Conversion Date shall be the Conversion Date, multiplied by (b) the highest Closing Price for the common stock during the period beginning on the date of first occurrence of the Event of Default and ending one day prior to the Mandatory Prepayment Date (the “Default Amount”). Capitalized terms above are as defined in the Note. If we fail to pay the Default Sum within five business days of written notice that such amount is due and payable, then the Selling Stockholder shall have the right at any time, so long as we remain in default, to require us to immediately issue, in lieu of the Default Sum, the number of shares of common stock equal to the Default Sum divided by the Conversion Price then in effect.

The Note provides that the Selling Stockholder shall not have the right to convert any portion of the Note, to the extent that after giving effect to such conversion, it would beneficially own in excess of 9.99% of the number of shares of the common stock outstanding immediately after giving effect to such conversion. This provision may be waived by the Selling Stockholder upon not less than 61 days’ prior notice to us.

Through November 10, 2014, we cannot offer or sell securities other than to the Selling Stockholder and, for a period of two years from July 14, 2014, the Selling Stockholder has a right of first refusal with regard to future financings.

Description of the Warrant

Pursuant to the terms of the Warrant, the Warrant is exercisable for a five year period commencing on July 14, 2014 at an initial exercise price of $0.20 per share (subject to adjustment upon the occurrence of anti-dilutive events similar to those in the Note). In the event that a registration statement covering the shares issuable upon exercise of the Warrant is not in effect, the holder has the right to exercise the Warrant on a “cashless” basis (as defined in the Warrant).

If we fail to timely issue to the holder of the Warrant a certificate for the number of shares of common stock to which such holder is entitled upon the exercise of the Warrant, and if on or after the date such certificate should have been delivered such holder purchases shares of common stock to deliver in satisfaction of a sale by such holder of shares of common stock issuable upon such exercise that such holder anticipated receiving from us (a “Buy-In”), then, so long as the holder has paid the exercise price, we are required to either (i) pay cash to such holder in an amount equal to the holder's total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased (the “Buy-In Price”), at which point our obligation to deliver such certificate for the number of shares of common stock to which the holder is entitled upon such exercise (and to issue such shares of common stock) shall terminate, or (ii) promptly honor its obligation to deliver to the holder a certificate representing such shares of common stock to which the holder is entitled and pay cash to the holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of common stock, times (B) the Closing Bid Price (as defined in the Warrant) on the date of exercise.

On the earliest to occur of (x) the public disclosure of any “Fundamental Transaction” (generally, a sale of all or substantially all of our assets, or a merger or change in majority ownership, as defined in greater detail in the Warrant), (y) the consummation of any Fundamental Transaction and (z) the holder first becoming aware of any Fundamental Transaction through the date that is90 days after the public disclosure of the consummation of such Fundamental Transaction, we or our successor, at the election of the holder, shall purchase the Warrant by paying cash in an amount equal to the Black Scholes Value – FT (as defined in the Warrant).

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We issued the Note and the Warrant pursuant to an exemption from registration pursuant to Rule 506(b) promulgated under the Securities Act of 1933 (the “Securities Act”) and Section 4(2) of such Act.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

The information contained herein may not be copied, adapted or distributed and is not warranted to be accurate, complete or timely. The user assumes all risks for any damages or losses arising from any use of this information, except to the extent such damages or losses cannot be limited or excluded by applicable law. Past financial performance is no guarantee of future results. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

Because the Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act it will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Stockholder has informed us that no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholder.

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Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholder or any other person. We will make copies of this prospectus available to the Selling Stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

BUSINESS

SUMMARY

Inergetics, Inc. (the “Company,” “Inergetics,” “we” or “us”), formerly Millennium Biotechnologies Group, Inc., is a holding company for its sole operating subsidiary, Millennium Biotechnologies, Inc. (“Millennium”).

Millennium was incorporated in the State of Delaware on November 9, 2000, and is located in New Jersey.  Millennium is a research based bio-nutraceutical corporation involved in the field of nutritional science.  Millennium's principal source of revenue is from sales of its nutraceutical supplements.

On March 15, 2010 we changed our name to Inergetics, Inc.

Inergetics, through its subsidiary Millennium, engages in the research, development, and marketing of specialized nutritional supplements as an adjunct to medical treatments for select medical conditions, as well as for athletes seeking improved recovery and advanced performance. We currently market products which are targeted toward individuals. Millennium’s currently manufactures and markets the following four proprietary product lines and 36 SKU’s to 7 separate target markets:

•	Surgex™;
•	Bikini Ready™;
•	SlimTrim;
•	Martha Stewart™ Essentials;
•	Om Essentials;
•	Muscle Maker Grill 42;
•	and
•	Intrinsix.

We believe that our products are unique in that they deliver healthy, whole food calories and do not contain high-fructose corn syrup or corn oil, which are not healthy or suitable forms of calories for Millennium’s targeted markets. These ingredients have also shown to correlate with an increase in obesity, a promotion of insulin resistance, and are implicated in inflammation and cancer. Additionally, the use of high levels of Omega-6 fats (corn oil) has been shown to promote tumor growth in animal models.

Millennium developed Surgex™ ( www.surgexsports.com ) sports nutritional formula in late 2007. Surgex™ was tested in two single-blind placebo controlled clinical trials conducted on the Division 1A Football and Soccer players at Rutgers University. Base on the results of these trials we believe that Surgex™ addresses the nutritional concerns of both professional and amateur elite athletes. These athletes often experience similar symptoms post-workout to those battling immuno-compromised conditions, such as fatigue, loss of lean muscle, oxidative stress, and reduced immune function.

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Millennium acquired Bikini Ready™ and SlimTrim in January 2013. Both Bikini Ready and SlimTrim are sold into the diet category in retail stores. In addition, SlimTrim is also sold direct to consumer on its web site www.slimtrim1.com and Bikini Ready is sold direct to consumer on its web site www.bikinireadylifestyle.com.

In May 2013, Millennium acquired the license for Martha Stewart™ Essentials. Condition specific supplements were developed for women. The product is sold in retailers and on the web site www.marthastewartessentials.com.

We are headquartered in Newark, New Jersey, and our common stock currently trades on the Over-the-Counter (OTC) market under the symbol “NRTI.”

Distribution Channels

Retail Distribution

We make our branded products available to consumers in more than 15,000 retail stores. Our products are currently available in the United States and internationally through PriceSmart membership warehouse clubs in Central America and the Caribbean. We continue to expand our marketing presence in an effort to increase our distribution in developed and emerging markets to our consumers throughout the world.

Direct-To Consumer Distribution

In the direct to consumer channel, customers order Surgex™ through our website SurgexSports.com or by contacting us directly. Currently, SlimTrim is sold direct to consumer on its web site www.slimtrim1.com. Bikini Ready is sold direct to consumer on its web site www.bikinireadylifestyle.com. Martha Stewart™ Essentials is sold direct to consumer on the web site www.marthastewartessentials.com. Generally, the products are shipped directly to the customer’s home within one business day and arrive within 2 to 5 business days depending on the customers’ geographic location.

PRODUCTS

Surgex™

Surgex™, is a nutritional support formula that aims to address the concerns of many elite athletes who suffer from symptoms such as (fatigue, lean muscle loss, lactic acid buildup, oxidative stress, and stressed immune systems). This formula is designed to improve recovery parameters in efforts to enhance the performance of professional and collegiate athletes.

The National Collegiate Athletic Association (NCAA) has specific rules about the use of certain amino acids, or anabolic agents. In fact, colleges and universities are prohibited from purchasing any product that contains amino acids or anabolic agents for athletes. This led to the development of the Surgex™ nutritional support formula.

Millennium has tested its sports nutrition formula products at Rutgers University in New Jersey, among both the Men’s Division I Soccer Team and the Men’s Division I Football Team in two separate single-blind placebo-controlled studies. Both studies illustrated the product’s beneficial effects as a post-workout recovery aid, assisting the athlete in maximizing training responses and optimal recovery and improving performance.

Surgex Meal is a Meal Replacement Shake from powder. Surgex Fix is a pre-work and recovery powder shake. Both the Meal Replacement and Fix are NCAA compliant. Surgex also has Surgex Pump and pre workout powder drink. Surgex Thermo is a thermogenic pill.

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Bikini Ready™

Bikini Ready Yummy Shake from powder is a low calorie meal substitute. Bikini Ready Weight Loss Catalyst is a thermogenic supplement containing fat burning ingredients. Bikini Ready Cleanse is a multi-component formula to address weight loss and detox at the same time using a natural healthy gentle laxative effect. Bikini Ready Fashion Multi is a comprehensive multiple vitamin containing ingredients to block carbohydrates, stimulate metabolism and protect cells which blocks carbohydrates from being absorbed. Bikini Ready Gummies stimulate the body’s metabolism.

SlimTrim

SlimTrim is an inclusive weight loss formula at an affordable price.

Martha Stewart™ Essentials

Martha Stewart™ Essentials is a complete line of whole-food based supplements created specifically for women. The line consists of six SKU’s which are condition specific. The line is comprised of a Women’s Multivitamin, Hair, Skin & Nails, Digestive Health, Graceful Aging, Menopause Support, Bone Support and Women’s Multivitamin Gummies.

Product Functionality Overview

Several health concerns must be addressed when it comes to effectively providing nutrition. While other “single magic bullet” products on the market largely only focus on one area while potentially neglecting others, Millennium’s products have been developed to address the major dietary concerns that may be influenced by nutritional support, when incorporated as an adjunct to a individual’s care.

We have focused on condition specific products with scientifically advanced formulas. Many of the products are whole food based and gluten free.

MARKETS

Size of the Nutritional supplement Market

The nutritional supplement market is expected to increase in excess of $32 billion by 2014 according to Nutritional Business Journal. This growth is likely to be attributed to several factors, including industry efforts to promote supplements as more essential than ever in weak economic times since they can help to avert the need for much costlier prescription drugs and medical treatments, bolstered product credibility as a result of the newly implemented federal GMP (Good Manufacturing Practices) and AER (adverse event report) requirements, increased industry self-regulation, and a steady stream of innovative new products targeting an ever broader range of increasingly specific conditions—especially the many age-related issues of aging Boomers and seniors.

Sports Nutrition Market

Based on historical acceptance by 10 NBA teams, PGA golfers, and NFL players with little or no marketing budget, management expects to significantly improve results with proper marketing and distribution strategies which cater to the mass market of sports nutrition consumers.

Products such as those listed below, as well as many other “high protein” drinks, are marketed as sports nutrition supplements and may be considered competitive products to our Surgex™ sports nutrition formula. It is important to note that as the high-protein drink market is expansive, these competitive products are not an exhaustive list of competitors. Rather, these products are representative of some of the high-protein drink products on the market today that may compete with Surgex™ sports nutrition formula. Surgex™ sports nutrition formula will likely provide athletes with the important calories they need while being competitively priced with other products.

•	BSN Syntha-6™ Extended Release Protein Blend by BSN Inc.
•	Muscle Milk ® by CytoSport Inc.

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•	FRS, an antioxidant health drink, by New Sun Nutrition, Inc.
•	Gatorade ® Performance Series

Target Markets

Millennium re-launched Surgex™ in the first quarter of 2013. Greater details on these markets are provided below.

Sports Recovery

Competitive athletes often suffer from similar symptoms to those battling cancer or immuno-compromised diseases, such as fatigue, oxidative stress, muscle wasting, and possibly lack of immune support due to the demands they put on their bodies daily. In order to compete effectively, these athletes need a solution to address some of the key concerns they face, described below.

•	Fatigue and Mitochondrial Dysfunction. Damage done to the mitochondria is typically attributed to the buildup of free radicals and other noxious byproducts, such as lactic acid that accumulates during and after strenuous activity.

•	Oxidative Stress. Oxygen consumption greatly increases during exercise, which leads to increased free radical production. Also, free radical formation within the muscle during exercise can easily damage muscle tissue and inhibit performance by the induction of fatigue.

•	Muscle Wasting. A common problem during strenuous activity is lean muscle loss or wasting as muscle tends to breakdown after vigorous activity. This problem can have a serious impact on performance and recovery.

•	Immune Support. Exercise has also been shown to have a positive effect on the immune system if one does not over train. Signs and signals of overtraining are a constant feeling of fatigue, loss of strength or endurance, and although still exercising, a feeling of burnout. Additionally, excessive exercise or periods of very heavy conditioning could lead to suppression of immunity for several hours to a week or longer, creating a brief period of vulnerability when the risk of upper respiratory tract infections is increased.

Effect of Banned Nutritionals

In recent years, professional athletes have come under considerable scrutiny for taking different substances or performance enhancers. Whether it is the Olympics, Tour de France, baseball, or other professional sports, organizations constantly test athletes for chemicals within their body that would indicate they have taken an illegal substance to boost their performance. Millennium’s Surgex™ sports nutritional formula product is devoid of any banned substances.

Rutgers Studies: Demonstrating the Effect of Surgex™ Sports Nutrition Formula vs. Placebo

Millennium has conducted two clinical trials at Rutgers University among the Men’s Division I Soccer and Football teams, comparing the effect of the Surgex™ sports nutrition formula versus a placebo. We believe that both studies showed the product’s beneficial effects as post-workout recovery aid, assisting the athlete in maximizing training responses and aiding in optimal recovery. Surgex was formerly called Resurgex.

Division I Men’s Soccer Team-Results of the Trial-Published in The Journal for Strength and Conditioning Research

Millennium conducted its first clinical trial among the Rutgers University Men’s Division I Soccer team during their preseason training regimen. The clinical trial was accepted for publication in The Journal for Strength and Conditioning Research (“JSCR”). The JCSR is the official research journal of the National Strength and Conditioning Association. This journal is recognized as the preeminent publication for strength and conditioning coaches worldwide. These thought leaders rely on this journal for the future of leading edge science as applied to their profession.

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Preseason training often places a high demand on athletes, and requires them to engage in frequent, high-intensity workouts with limited time devoted to recovery. Soccer players spend a considerable portion of a match at an intensity close to 75% of VO2 max (the maximum amount of oxygen in milliliters that one can use in one minute per kilogram of body weight) and rely on anaerobic metabolism and power during brief bursts of sprinting, kicking, and jumping. These players must be able to perform near maximal capacity for extended periods, which may result in increased oxidative stress. With outside supplementation of protective nutraceuticals, it may be possible to reduce acute and chronic oxidative stress, as well as capitalize on gains from intense preseason training.

The purpose of this study was to examine changes in performance and oxidative stress in collegiate soccer players over the course of preseason preparation, and to determine the impact of a supplemental proprietary nutraceutical blend proposed to reduce oxidative stress and enhance recovery.

Results

A summary of the findings of the soccer trial is provided in Table 8.

Table 8
Inergetics, Inc.
NUTRITIONAL SUPPLEMENTATION (RESURGEX ® ) IN MALE COLLEGE SOCCER PLAYERS:
EFFECTS ON PERFORMANCE AND OXIDATIVE STRESS

Improved Performance	There were significant changes in performance capacity as reduced oxidative stress in the Resurgex ® group versus the control group (leading high-protein nutritional formula).

Improved Lactic Acid Response	The Resurgex ® group had improved lactic acid responses to exercise and time to exhaustion versus the control group.

Reduced Oxidative Stress	The Resurgex ® group had significantly lower oxidative stress markers (isoprostanes and LPOs) versus the control group.

Source: Inergetics, Inc.

This single-blind, placebo-controlled trial found that our Surgex™ sports nutrition formula enhanced performance parameters and reduced oxidative stress levels (free radical damage caused by exercise) in players. Oxidative stress in the body is caused by imbalance or overload of oxidants (free radicals from air, food, metabolism, medications, stress, disease, etc.). Sustained oxidative stress disrupts the cells’ defenses, resulting in damage that contributes to the development of many diseases.

Results indicated a beneficial effect of the Surgex™ sports nutrition formula, including improvements in performance capacity, time to exhaustion, lactic acid response, and reduced oxidative stress. This data suggests an important role for Resurgex® in the sports fitness field in addition to its proven benefits for cancer and immuno-compromised medical patients. We believe that the fact that this trial is approved for publication in the JSCR confirms the results of this clinical trial have been reviewed and approved by an independent and accredited third party.

Rutgers’ Division I Football Team-Results of the Trial Published in the Journal of Comparative Exercise Physiology.

We also conducted a second clinical trial on the Rutgers University Division I Football team versus a placebo group. The study tested the recovery time, strength, and body composition of the players versus a placebo (a leading competitor sports formula). We believe that the results concluded that the Surgex™ sports nutrition formula significantly enhanced recovery parameters, strength, and body composition in the football players.

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Results

Those receiving the Surgex™ sports nutrition formula showed significant increases in their peak power, as measured by Wingate testing (assessment for peak anaerobic power, anaerobic fatigue, and total anaerobic capacity through a combination of running, vertical jumping, and resistance training), better muscle to fat weight gains, and an improved testosterone:cortisol ratio, as well as reduction of interleukin 6 (IL6), creatine kinase, and isoprostanes versus the control group.

Testosterone and cortisol are the two hormones affected by training. The cortisol levels typically elevate and break down lean muscle. Testosterone, in contrast, which is the supporter of lean muscle, decreases, therefore causing lean muscle breakdown in the body after strenuous exercise. In this study, the Resurgex® group had significantly improved testosterone to cortisol ratios versus the control group. A summary of the findings of this study is provided in Table 9.

Table 9
Inergetics, Inc.
NUTRITIONAL SUPPLEMENTATION (RESURGEX ® ) IN MALE COLLEGE FOOTBALL PLAYERS:
EFFECTS ON STRENGTH, BODY COMPOSITION, AND OXIDATIVE STRESS

Improved Body Composition	While both groups gained weight, the Resurgex ® group gained muscle and lost a slight amount of body fat while a leading competitor sports formula (control) group gained ½ of their body weight as fat.

Improved Power and Strength	Using Wingate testing, peak power was measured for each test and standardized by body weight. The increase in peak power in the Resurgex ® group was approximately 86% greater than the increase in the leading competitor sports formula group.

Improved Recovery Parameters	The Resurgex ® group had a significant improvement in their testosterone:cortisol ratio, while a leading competitor sports formula group had a decrease in this ratio.

Source: Inergetics, Inc.

The practical application emerging from the study demonstrates the beneficial application of the Surgex™ sports nutrition formula as a post-workout recovery aid, assisting the athlete in maximizing training responses by helping to buffer the acute and chronic biochemical challenges to optimal recovery. The product also has the ability to reduce inflammatory and oxidative stress markers, as well as compounds that can break down muscle. Millennium believes that these findings can help us position the Surgex™ sports nutrition formula as an aid to help athletes increase their performance by improving recovery, strength, and energy parameters.

Millennium launched Bikini Ready™ in the first quarter of 2013. The Bikini Ready products are directed towards active women that want to live the healthy life style. The products are sold in the drug and grocery channels.

Millennium acquired SlimTrim in January 2013. The products are sold as affordable weight loss formulas. The products are sold in the drug and grocery channels.

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Millennium entered into a licensing agreement with Martha Stewart Living Omnimedia, Inc. in May 2013 for the Martha Stewart™ Essentials line. The products were launched September 2013. The line of supplements is condition specific, whole food based directed towards women. The line of supplements is all sold into the drug and grocery channels along with direct to consumer sales over the internet. Over the term of the agreement which expires in December 2018, we have a minimum licensing fee due in a total amount of $13,800,000.

Intellectual Property

Millennium owns all rights to the formulations of Resurgex Select ®, Resurgex®, Resurgex Plus®, Resurgex Essential™, Resurgex Essential Plus™, Surgex™, Bikini Ready and SlimTrim and has filed compositional patent applications with respect to these formulations. Resurgex®, Resurgex Plus®, Resurgex Select ®, and Surgex™ are registered trademarks filed with the U.S. Patent and Trademark Office (USPTO). Additionally, we have patents pending for all product lines in 57 countries worldwide.

Millennium owns the Bikini Ready trademark.

On January 7, 2003, Resurgex® was issued a use and composition patent (U.S. Patent 6,503,506, Nutrient therapy for immuno-compromised patients). Millennium was granted a composition patent for Resurgex Select® in December of 2006. In addition, the Surgex™ line of products is patent pending in the United States and 57 countries worldwide. We rely on trade secrets and unpatented proprietary technology in addition to our patented technologies.

On March 20, 2006, Millennium received the Healthcare Common Procedure Coding System (HCPCS) code for Resurgex Select ® . HCPCS is one of the formats in which nutritional formulas may be coded for Medicare reimbursement and is specifically required for Medicaid reimbursement in many states.

Growth Strategy and Distribution

Millennium has implemented a strategy that is intended to penetrate the Food Drug Mass (FDM) channels of distribution with its nutritional products. Our products are currently distributed in approximately 10,000 retail stores. We intend on growing distribution with more retailers through our internal sales force and utilization of our broker network. The FDM has in excess of 300,000 stores in the United States. We have numerous web sites where the products can be purchased directly by the consumer. Our products can also be purchased at various E-retailers.

RESEARCH AND DEVELOPMENT

During the first quarter of 2014 and during 2013 and 2012, we spent $4,408, $44,090 and $45,578, respectively, on research and development of our products. The research and development expenses incurred in the first quarter of 2014 and 2013 are directly related to the development of the Bikini Ready and Martha Stewart Essentials product line. The research and development expenses incurred in 2012 are directly related to the development of the Surgex product line.

COMPETITION

Our products target the nutritional supplement market. The products that most directly compete with our products in the adult nutrition market are produced by mainstream manufacturers, as well as generic (store branded) products that are marketed head-to-head against these products. We believe that our products can compete because:

•	Many of the mass-market competitors manufacture their products using the least expensive ingredients, which ensures low retail price and high profitability. This means diminished bioavailability and low biological value, as well as less benefit to the end user.

•	Millennium’s products were developed with the ingredients necessary in order to deliver optimal performance.

•	Millennium’s products deliver therapeutic levels of active ingredients based on the scientific research.

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•	Millennium has a use and composition patent for the existing formulas. Ensure ® and Boost ® are composed of mostly corn syrup and provide “empty calories,” which could do more harm than good, especially in glucose-sensitive individuals.

Notwithstanding the foregoing, the biotechnology and nutraceutical supplement industries are highly competitive and subject to significant and rapid technological change. Developments by our competitors may render our products obsolete or noncompetitive. Numerous companies compete in our market, many of which have greater size and financial, personnel, distribution and other resources greater than ours. Our principal competition in the distribution channels where we are marketing our current products and where we intend to market other products comes from a limited number of large nationally known manufacturers and many smaller manufacturers of nutraceutical supplements. In addition, large pharmaceutical companies compete with us on a limited basis in the nutraceutical supplement market. Increased competition from such companies could have a material adverse effect on us because such companies have greater financial and other resources available to them and possess distribution and marketing capabilities far greater than ours. We also face competition in mass market distribution channels from private label nutraceutical supplements offered by health and natural food store chains and drugstore chains. We cannot assure that we will be able to compete.

MANUFACTURING

Command Nutritionals, LLC is our outsourced manufacturer and co-packager for the powder products at their facility in Fairfield, New Jersey.

Dr. Vita is our outsourced manufacturer and co-packager for the tablet products at their facility in Las Vegas, Nevada.

GOVERNMENT REGULATION

The manufacturing, processing, formulation, packaging, labeling and advertising of all of Millennium’s product lines are subject to regulation by federal agencies, including the Food and Drug Administration (the "FDA"), the Federal Trade Commission, the Consumer Product Safety Commission, the United States Department of Agriculture, the United States Postal Service and the United States Environmental Protection Agency. These activities are also subject to regulation by various agencies of the states and localities in which we sell and plan to sell our products.

The Dietary Supplement Health and Education Act of 1994 (the "Dietary Supplement Law") broadly regulates nutritional labeling, claims and manufacturing requirements for dietary supplements. The Dietary Supplement Law provides for regulation of Statements of Nutritional Support ("Statements"). These Statements may be made if they are truthful and not misleading and if "adequate" substantiation for the claims is available. Statements can describe claims of enhanced well-being from use of the dietary supplement or product statements that relate to affecting a structure or function of the body. However, statements cannot claim to diagnose, treat, cure, or prevent any disease, regardless of the possible existence of scientific reports substantiating such claims.

Statements appearing in dietary supplement labeling must be accompanied by disclaimer stating that the FDA has not evaluated the Statements. Notification to the FDA of these Statements is not considered approval of the Statements. If the FDA determines in possible future proceedings that dietary supplement Statements fail to meet the requirements of the Dietary Supplement Law, a product may be subject to regulation as a drug. The FDA retains all enforcement means available to it (i.e. seizure, civil or criminal penalties, etc.), when investigating or enforcing labeling claims.

The Federal Trade Commission ("FTC") regulates advertising of dietary supplements which includes all of Millennium’s products. The Federal Trade Commission Act prohibits unfair or deceptive trade practices and false or misleading advertising. The FTC has recently been very active in its enforcement of advertising against manufacturers and distributors of nutritional dietary supplements having instituted several enforcement actions resulting in signed agreements and payment of large fines.  Although we have not been the target of a FTC investigation, there can be no assurance that the FTC will not investigate our advertising in the future.

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We are unable to predict the nature of any future laws, regulations, interpretations, or applications,  nor can we predict what effect additional governmental regulations or administrative orders, when and if promulgated,  would have on our business in the future.  They could, however, require the reformulation of certain products not possible to be reformulated, imposition of additional record keeping requirements, and expanded documentation of the properties of certain products, expanded or different labeling and scientific substantiation regarding product ingredients, safety or usefulness.  Any or all such requirements could have a material adverse effect on our results of operations and financial condition.

PRODUCT LIABILITY AND INSURANCE

The Company, like other producers and distributors of ingested products, faces an inherent risk of exposure to product liability claims in the event that, among other things, the use of its products results in injury. We maintain insurance against product liability claims with respect to the products we manufactures. With respect to the retail and direct marketing distribution of products produced by others, our principal form of insurance consists of arrangements with each of our suppliers of those products to name us as beneficiary on each of such vendor’s product liability insurance policies. We do not buy products from suppliers who do not maintain such coverage.

SIGNIFICANT CUSTOMERS

For the year ended December 31, 2013, three significant customers (defined as contributing at least 10%) accounted for 55% (31%, 13%, and 11%) of net sales. For the year ended December 31, 2012, one significant customer accounted for 57% of net sales. The loss of any of these customers could have a material adverse effect on our business.

EMPLOYEES

As of September 5, 2014, we employed 10 full time persons, of whom one is primarily engaged in research and development and product support activities. Two are primarily engaged in overall managerial functions associated with operations and raising capital. Seven are engaged in distribution partnerships and sales and marketing. One is primarily engaged in day to day managerial operations. We have no collective bargaining agreements with its employees.

INFORMATION SYSTEMS INFRASTRUCTURE

Our website, which is based on internally developed software and other third party software, is hosted in New York at Futurological Strategies, Inc. Our servers and our network are monitored 24 hours a day, seven days a week.

We use a variety of techniques to protect our confidential customer data. When our customers place an order or access their account information, we use a secure server (SSL) to transfer information. Our secure server software encrypts all information entered before it is sent to our server. All customer data is protected against unauthorized access. We use Thawte software to secure our credit card transactions.

PROPERTY

We do not own any real estate or other physical properties material to our operations. We operate from leased space. Our executive offices are located at 550 Broad Street, Suite 1212, Newark, N.J. 07102 which contains approximately 2,800 square feet of floor space.

We warehouse and distribute our products from two, third party facilities. They are located at 889 Waverly Avenue, Holtsville, NY 11742 and 2427 Bond Street, University Park, IL 60484.

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LEGAL PROCEEDINGS

Creative Healthcare Solutions, LLC vs. Millennium Biotechnologies Inc, Ct. of Common Pleas of Delaware County Ohio, Case No. 07 CV H 11 1420). Millennium was not satisfied with the service rendered by Creative Healthcare Solutions, LLC in 2005 which were associated with the development of Resurgex Select collateral materials developed in December of 2005. Millennium subsequently was forced to destroy and dispose of over 80% of the materials provided by Creative Healthcare Solutions due to the poor quality of the materials. Millennium has been unsuccessful in resolving the dispute and subsequently Creative Healthcare Solutions, LLC filed legal action for demand of payment in the amount of $63,718 for services rendered.

Robert Half International vs. Millennium Biotechnologies, Inc. filed on September 30, 2009 in the Superior Court of New Jersey, Law Division, Middlesex County. Robert Half International claims a total of $18,507 plus costs and fees based upon the Millennium’s failure to pay the plaintiff the fees associated with the full time hiring of an employee.

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY

Market Information

Our common stock is quoted on the Over-the-Counter Bulletin Board (OTCBB) under the ticker symbol “NRTI”.  The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as by OTC Bulletin Board.  Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. The market for the common stock has been sporadic and there have been long periods during which there were few, if any, transactions in the common stock and no reported quotations. Accordingly, reliance should not be placed on the quotes listed below, as the trades and depth of the market may be limited, and therefore, such quotes may not be a true indication of the current market value of our common stock.

	High/Bid	Low/Bid
2012
First Quarter	$0.56	$0.11
Second Quarter	0.25	0.10
Third Quarter	0.12	0.05
Fourth Quarter	0.12	0.04

2013
First Quarter	$0.16	$0.04
Second Quarter	0.21	0.07
Third Quarter	0.15	0.09
Fourth Quarter	0.14	0.08
2014
First Quarter	$0.34	$0.08
Second Quarter	$0.25	$0.07

As of September 5, 2014, the last reported sale price of our common stock, as reported by the OTCBB, was $0.04.

Holders

As of September 5, 2014, there were approximately 577 stockholders of record for our common stock. The number of record holders does not include stockholders whose securities are held in street names. In addition, there were approximately 10 holders of record of our Series B Convertible Preferred Stock, 67 holders of record of our Series C Preferred Stock and 31 holders of record of our Series G Convertible Preferred Stock.

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Dividends

We have not declared or paid, nor have we any present intention to pay, cash dividends on our common stock. No cash dividends may be declared or paid on our common stock if, and as long as, the Series B Preferred Stock is outstanding or there are unpaid dividends on outstanding shares of Series C Preferred Stock. No dividends may be declared on the Series C Preferred Stock if, and as long as, the Series B Preferred Stock is outstanding. Accordingly, it is unlikely we will declare any cash dividends in the foreseeable future.

Securities authorized for issuance under equity compensation plans

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	-	-	-
Equity compensation plans not approved by security holders	-	-	500,000
Total	-	-	500,000

Information about common stock that may be issued upon the exercise of options and warrants is contained in the Notes to Consolidated Financial Statements attached hereto.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read with the financial statements and accompanying notes included elsewhere in this Prospectus and the information described under the captions “Business”, “Risk Factors ” and “Forward-Looking Statements ” above. The following discussion is intended to assist the reader in understanding and evaluating our financial position.

Results of Operations for the six months ended June 30, 2014 compared to the six months ended June 30, 2013:

Total revenues generated from the sales of Surgex, Bikini Ready®, SlimTrim and Martha Stewart Essentials for the six months ended June 30, 2014 totaled $1,003,417 an increase of 1,266% from the six months ended June 30, 2013 which totaled $73,442. The primary reason for the increase was due to our distribution of Martha Stewart Essentials and the newly formulated Surgex brand along with the introduction of Bikini Ready and SlimTrim to the retailers during the six months ended June 30, 2014. The introduction of these brands continues to show growth into the third quarter of 2014.

At this stage in our development, revenues are not yet sufficient to cover ongoing operating expenses.

Gross profit for the six months ended June 30, 2014 amounted to $330,377 for a 33% gross margin. Gross profit increased $312,180 or 1,716% for the six months ended June 30, 2014 compared to $18,197 for the six months ended June 30, 2013. The increase in gross profit is a result of higher sales in the six months ended June 30, 2014.

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After research and development cost and selling, general and administrative expenses of $4,709,160, we realized an operating loss of $4,378,783 for the six months ended June 30, 2014. Operating losses of $4,378,783 increased $2,240,486 or 95% as compared to the first six months of 2013 operating loss of $2,240,486. The majority of the increase was due to the increase in promotion and royalty for the launch of the various products into the retail in the amount of $1,358,041. Additional employees were hired to support the infrastructure of the business in addition to stock awards in the amount of $1,050,387. There was a reduction in other professional fees in the amount of $45,409.

Non-operating expenses totaled $1,390,965 for the six months ended June 30, 2014 an increase of 414% or $1,120,502 as compared to $270,463 for the six months ended June 30, 2013. The increase in non-operating expenses of $1,120,502 was due to the increase in accretion of debt discount in the amount of $86,871 and an increase in loss associated with the fair value of the derivative instruments issued with the convertible debt in the amount of $436,000. There was an increase in interest expense of $569,031 due to more debt outstanding. There was a decrease in the gain on extinguishment of debt in the amount of $28,600 compared to the six months ended June 30, 2013.

The net result for the six months ended June 30, 2014 was a loss of $6,349,711 or $0.09 per share which included a preferred dividend on the Series G stock in the amount of $579,963, compared to a loss of $3,258,848 or $0.06 per share for the six months of 2013. The net loss for the six months of 2014 increased by $3,090,863 or 95% as compared to the six months of 2013, primarily due to an increase in selling, general and administrative expenses and accretion of debt discount, increase loss of derivatives and increased interest expense due to additional debt outstanding. Management will continue to make an effort to lower operating expenses and increase revenue. We will continue to invest in further expanding our operations and a comprehensive marketing campaign with the goal of accelerating the education of potential clients and promoting our name and products. Given the fact that most of the operating expenses are fixed or have quasi-fixed character management expects them to significantly decrease as a percentage of revenues as revenues increase.

Results of Operations for the year ended December 31, 2013 compared to the year ended December 31, 2012:

Total revenues generated from the sales of Surgex™, Bikini Ready™, SlimTrim and Martha Stewart™ Essentials for the year ended December 31, 2013 totaled $847,834, an increase of 823% from the year ended December 31, 2012 which totaled $91,873.

At this stage in our development, revenues are not yet sufficient to cover ongoing operating expenses.

Gross profits for the year ended December 31, 2013 amounted to $244,828 for a 29% gross margin. Gross profits increased $239,282 or 4,314% for the year ended December 31, 2013 compared to $5,546 for the year ended December 31, 2012 with a 6% gross profit margin in 2012. The increase in gross profits and gross margin is a result of higher revenue from more brands with more retail distribution.

After deducting research and development costs of $44,090 and selling, general and administrative expenses of $6,491,671, which included $914,479 in non-cash outlays in the form of restricted stock and warrants issued for professional fees and compensation, we realized an operating loss of $6,290,933. Operating losses for 2013 of $6,290,933 were up $660,034 or 12% as compared to the 2012 operating loss of $5,630,899. The overall increase was offset by approximately $2,401,000 decrease due to lower outside consulting fees for pro athletes and other experts in mass market distribution. Commissions increased approximately $62,000 due to more sales through brokers. Trade show expense increased approximately $68,000 along with travel of approximately $67,000 for promotion of the brands. The license expense increased approximately $710,000 since 2013 was the first year of a license agreement with minimum royalty payments. Promotion and marketing expense for the brands increased approximately $1,242,000 due to increase awareness. Software expense increased approximately $85,000, due to implementation of new systems. Recruiting expense increased approximately $83,000 due to hiring of new employees and salaries and benefits increased approximately $603,000 due to increased headcount. Warrant expense decreased approximately $251,800. Product liability insurance increased approximately $71,000 due to increased coverage for more brands. Investor relations increased approximately $31,000. Director fees increased approximately $49,000.

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Other income and expense, net totaled $1,248,604 for the year ended December 31, 2013 an increase of 46% or $393,526 as compared to $855,078 for the year ended December 31, 2012. A net gain of $46,978 was realized in connection with debt restructuring which occurred in 2013 versus zero in 2012. In 2013 there was a loss on the fair market valuation of the derivatives in the amount of $91,000 versus a gain of $870,000 in 2012. These income items are offset by losses and expenses in regards to the amortization of debt discount which is $444,450 in 2013 an increase of $188,867 from $255,583 in 2012 due to the additional debt issued in 2013 with associated origination fees. There was a loss from warrants and derivatives issued with debt greater than the carrying value in the amount of $736,000 in 2012 versus zero in 2013. Interest and financing expense was $760,132 in 2013 increased by $26,637 from $733,495 in 2012 due to the addition debt issued in 2013.

We sold the net operating loss carry forward for the State of New Jersey in the Technology Business Tax Certificate Transfer Program. We were approved to sell $3,357,144 for the year ended December 31, 2013. The proceeds were collected in January 2014 net of fees. We were approved to sell $2,209,715 for the year ended December 31, 2012. The proceeds were collected in January 2013 net of fees.

Preferred dividends of $1,560,200 for the year ended December 31, 2013 increased 33% or $384,850 as compared to $1,175,350 for the year ended December 31, 2012. The increase was due to more preferred shares outstanding.

The net result for the year ended December 31, 2013 was a loss of $5,748,092 or $0.10 per share, compared to a loss of $5,451,612 or $0.15 per share for the prior year. Management will continue to make an effort to lower operating expenses and increase revenue. We will continue to invest in further expanding our operations and a comprehensive marketing campaign with the goal of accelerating the education of potential clients and promoting our name and products. Given the fact that most of the operating expenses are fixed or have quasi-fixed character management expects them to significantly decrease as a percentage of revenues as revenues increase.

Disclosure About Off-Balance Sheet Arrangements

We do not have any transactions, agreements or other contractual arrangements that constitute off-balance sheet arrangements.

Critical Accounting Estimates

Our Management's Discussion and Analysis of Financial Condition and Results of Operations section discusses our consolidated condensed financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources. These accounting policies are described at relevant sections in this discussion and analysis and in the notes to the consolidated financial statements included in this prospectus.

Liquidity and Capital Resources

Our future success is dependent upon our ability to achieve profitable operations and generate cash from operating activities, and upon additional financing.  Management believes, but cannot assure, that they can raise the appropriate funds needed to support our business plan and develop an operating, cash flow positive company. We have been operating with negative cash flows for the past 13 years.

We incurred substantial net losses for the six months ended June 30, 2014 and the year ended December 31, 2014 and have accumulated a deficit of $90,506,748 at June 30, 2014. We have not been able to generate sufficient cash from operating activities to fund our ongoing operations. There is no guarantee that we will be able to generate enough revenue and/or raise capital to support our operations.  These factors raise substantial doubt about our ability to continue as a going concern. We have never reported Net Income.

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The condensed consolidated financial statements included herein do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should we be unable to continue as a going concern.

Our business operations generally have been financed by debt investments through promissory notes with accredited investors.  During the first six months of 2014, we obtained new debt from the issuance of promissory notes that supplied the funds that were needed to finance operations during the reporting period. The new issuance of debt requires conversion of existing debt which may not be able to convert on favorable terms. Such new borrowings resulted in the receipt by us of $1,495,030.  While these funds sufficed to compensate for the negative cash flow from operations they were not sufficient to build up a liquidity reserve.  As a result, our financial position at June 30, 2014 showed a working capital deficit of $9,899,294.  During the first six months of 2014 we obtained new financing sufficient to fund ongoing working capital requirements.  We need to continue to raise funds to cover working capital requirements until we are able to raise revenues to a point of positive cash flow. For the period July 1, 2014 through September 5, 2014, we obtained new debt from the issuance of promissory notes that supplied the funds that were needed to finance operations during the that period. The recent issuance of the Debentures to 31 Group requires conversion of existing debt which may not be able to convert on favorable terms. Such new borrowings resulted in the receipt by us of approximately $1,000,000. We received $1,000,000 from 31 Group pursuant to the Note.

We entered into a license agreement with Martha Stewart Living Omnimedia (“MSLO”) with minimum royalty payments totaling $1,800,000, $2,100,000, $2,700,000, $3,200,000 and $3,800,000 for each of the years ended 2014, 2015, 2016, 2017 and 2018, respectively. $1,350,000 was paid as of June 30, 2014. Total royalties due through June 30, 2014 of $1,350,000 are to be paid quarterly on the first day of the quarter commencing April 1, 2014. We were not able to make the payment that was due July 1, 2014 to the MSLO license agreement and, accordingly, are in default under that agreement. While we are in discussions to work out terms of payment, we most likely will need to raise additional funds to meet our obligations under the license agreement.

Effects of Inflation

We are subject to price risks arising from price fluctuations in the market prices of the products that we sell. Management does not believe that inflation risk is material to our business or our consolidated financial position, results of operations, or cash flows.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

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MANAGEMENT

Information about all of our directors and executive officers are as follows:

Name and age	Position	Term(s) of Office

Michael C. James, 55	Chief Financial Officer	July 1, 2010 until present
	Chief Executive Officer	June 11, 2012 until present
	Chairman of the Board	June 11, 2012 until present
	Director	September 24, 2009 until present

Carl Germano, 60	Executive Vice President, Research and Product Development	May 15, 2001 until present
	Director	May 29, 2012 until present

James E. Kras, 45	President	March 18, 2014 until present

James DeLucia, 47	Director	December 26, 2012 until present

Frank Guarino, 39	Chief Operating Officer	July 1, 2010 until May 2012
	Chief Financial Officer	October15, 2001 until June 30,2010

Mark Mirken, 69	President, Chief Operating Officer	September 2007 until August 4, 2008
	Chief Executive Officer	August 4, 2008 until June 11, 2012
	Chairman of the Board	August 4, 2008 until June 11, 2012

Benjamin Custodio, 70	Director	October 28, 2008 until January 2, 2012

Kenneth Sadowsky, 50	Director	September 17, 2008 until June 25, 2009 and then, since March 8, 2010 until May 17, 2012

There are no family relationships among our officers and directors. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Vacancies on the Board of Directors may be filled by the remaining directors until the next annual stockholders' meeting. Officers serve at the discretion of the Board.

A summary of the business experience for each of our present officers and directors is as follows:

Michael C. James

Mr. James has been our Chief Financial Officer since July 1, 2010 and Chief Executive Officer since June 11, 2012. For the past thirteen years, Mr. James has been the Managing Partner of Kuekenhof Capital Management, LLC, a private investment management company, where he holds the position of Managing Director of Kuekenhof Equity Fund, L.P. and Kuekenhof Partners, L.P. Currently, Mr. James is a director of Guided Therapeutics, Inc. where he is Chairman of the Board and serves as Chairman on the Audit Committee.  He was a board member of Nestor, Inc. from 2006 until June 2009 and CEO of that company from January 2009 through September 11, 2009.  While acting as CEO, Mr. James turned that company profitable and headed a complete financial restructuring. The business was sold on September 8, 2009 from the Receiver's Estate in Superior Court of the State of Rhode Island.  From 1995 to 1999, Mr. James was a Partner at Moore Capital Management, Inc., a private investment management company. Prior to his position at Moore Capital, from 1991 to 1994, he was employed by Buffalo Partners, L.P., a private investment management company, where he held the position of Chief Financial and Administrative Officer. From 1986 to 1991, he was employed by National Discount Brokers and held the positions of Treasurer and Chief Financial Officer. He began his career in 1980 as a staff accountant with Eisner, LLP. Mr. James received a Bachelor of Science in Accounting from Fairleigh Dickenson University.

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Carl Germano

Mr. Germano serves as our executive vice president of research and product development. He is a registered, certified, and licensed nutritionist. Mr. Germano holds a Master’s degree in clinical nutrition from New York University and has over 27 years of experience using innovative, complementary nutritional therapies in private practice. For the past 20 years, he has dedicated his efforts to research and product development for the dietary supplement and medical foods industries, where he has been instrumental in bringing unique nutritional substances and formulations to the health/dietary supplement industry. From April 1999 to July 2001, Mr. Germano was senior vice president of research and product development with Nutratech, Inc., a nutraceutical raw materials supplier. From 1992 to 1999, he was vice president of product development and research with Solgar Vitamin and Herb (noting that in 2005 NBTY Inc. [NTY-NYSE] purchased the Solgar Vitamin and Herb Co. from Wyeth Consumer Healthcare [WYE-NYSE]).

James E. Kras

Mr. Kras has been our Chief Marketing Officer since July 1, 2012 and President since March 18, 2014. Prior to joining Inergetics, Mr. Kras was the Managing Member of Whole Products LLC, a nutritional supplement company from February, 2009 through June 2012. He was Director of Marketing at Ajinomoto USA, a pharmaceutical company from 2007 until 2009. Mr. Kras worked for Aegis/Carat as Account Director securing and managing Wyndham Hotel’s digital business as well as spearheading the Revlon account. From 2006 to 2007, while at search marketing pioneer, iCrossing, he drove national account growth with clients such as Chrysler and Vitamin Shoppe, helping to position iCrossing for acquisition. Mr. Kras’ nutrition marketing success includes working at NBTY (Nature’s Bounty) from 2001 through 2005, where his brand management team nearly doubled division sales in three years to more than $200 million.

James DeLucia

Mr. DeLucia is the Founder, President and CEO of AR James Media, Inc., an award winning outdoor advertising and marketing firm that owns and operates over 1,000 billboards across the New York/New Jersey metro area. AR James Media specializes in the outdoor advertising business including transit shelters, junior billboards and various other “out-of-home” mediums including large format and digital. Mr. DeLucia oversees AR James Media’s state and municipal programs including public biding and relationship management with various government officials. Mr. DeLucia started his career on the floor of the New York Mercantile Exchange in 1989. Mr. DeLucia became a member of two divisions of the Chicago Board of Trade, COMEX in 1992 and NYMEX in 1999. After experiencing success as a futures and options broker, Mr. DeLucia formed ALX Energy, Inc. ALX Energy, Inc. was the premier futures and options brokerage company for banks, hedge funds, utility companies and other large institutions. Mr. DeLucia’s expert skills and knowledge led ALX to obtain the record for the most volume ever executed in the Natural Gas prop month close in the history of the contract.

Independent Director

Our Board of Directors has determined that James DeLucia is an independent director as (i) defined in Rule 10A-3(b)(1)(ii) under the Exchange Act and (ii) under Sections 803A(2) and 803B(2)(a) of the NYSE MKT LLC Company Guide (although our securities are not listed on the NYSE MKT LLCE or any other national exchange).

EXECUTIVE COMPENSATION

The following table sets forth certain compensation information for: (i) the person who served as our Chief Executive Officer during the year ended December 31, 2013, regardless of the compensation level, and (ii) each of our other executive officers, serving as an executive officer at any time during 2013, as well as the most highly compensated employees who did not serve as executive officers during 2013. Compensation information is shown for the fiscal years ended December 31, 2013, 2012, and 2011:

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Name and Principal Position	Year	Salary ($) (1)	Directors Fee ($)	Other Annual Compensation($) (2)	Restricted Stock Awards ($) (3)	Securities Underlying Options ($)	All Other Compensation($)
Michael C. James	2013	150,000	-	-	150,200	-
Chief Executive Officer	2012	150,000	-	-	270,000	-	-
Chief Financial Officer and Director	2011	153,846	-	-	25,000	-
Carl Germano	2013	150,000	-	-	150,200	-	-
Executive Vice President	2012	150,000	-	-	-	-	-
and Director	2011	151,923	-	-	-	-	-
Frank Guarino	2012	100,000	-	-	-	-	-
Chief Financial Officer	2011	94,231	-	-	—	-	-
Mark C. Mirken (4)	2012	41,115	-	11,932	-	-	-
President and CEO, Director	2011	161,538	-	24,000	-	-	-

(1)	The value of other non-cash compensation, except for the items listed under (2), (3) and (4), that was extended to or paid for individuals named above did not exceed 10% of the aggregate cash compensation paid to such individual, or to all executive officers as a group.
(2)	Consists of automobile expenses allowances.
(3)	We recognize expenses for options and warrants granted to employees on the basis of fair value calculated using the Black-Scholes formula.
(4)	Mark C. Mirken resigned from all of his positions with us and our subsidiary on June 11, 2012.

Stock Options /Stock Purchase Warrants:

There were no options granted during 2014, 2013 and 2012. In 2012, there was a management stock warrant grant.

Compensation of our Directors

During 2013 and 2012 none of our Directors received cash compensation. In 2012 James DeLucia received 500,000 restricted shares of common stock. In 2011 Benjamin Custodio and Kenneth Sadowsky each received 125,000 restricted shares of common stock.

Employment Agreements

Michael James

Pursuant to an employment agreement, Michael C. James is employed as the Chief Financial Officer of the Company and Millennium. The Agreement terminates on May 31, 2015; provided, Mr. James has the right to extend the term of employment for two additional years. Pursuant to a debt reorganization and financing in 2011, Mr. James’ salary was amended to reduce his salary to $150,000 per annum until we reach three consecutive fiscal quarters of positive “Net Income” at which point his annual salary will increase to $200,000. The gross-up provisions with regards to any issuances under the Management Warrant Grant Program have been eliminated. Mr. James will receive a bonus of $25,000 upon receiving three consecutive fiscal quarters of positive Net Income. In June 2012, the Board of Directors appointed Mr. James the Chief Executive Officer.

29

The Agreement terminates upon Mr. James’ death and may be terminated at our option as a result of Mr. James’ disability or for “cause” as defined in the Agreement. Mr. James has the right to terminate the Agreement for “good reason” as defined in the Agreement. In the event that the Agreement is terminated due to Mr. James’ death or disability, he is entitled to receive his annual salary for a period equal to the lessor of (i) three months from the date of death or disability or (ii) the balance of the Term; and all other accrued but unpaid compensation and benefits. If the Agreement is terminated by us for “cause”, Mr. James is not entitled to receive any compensation other than accrued but unpaid compensation and benefits. In the event Mr. James terminates the Agreement for “good reason”, we shall pay him his annual salary through the date of the end of the contract term; bonuses that have accrued and are unpaid as of the date of termination; and any Options which have been granted to Mr. James as of the date of the termination. The Agreement also provides for Mr. James is subject to confidentiality, non-solicitation and non-compete covenants for a period of one year following his termination, provided such termination is not by us without “cause” or by Mr. James for “good reason”.

Carl Germano

Pursuant to an amended and restated employment agreement, Carl Germano is employed as the Chief Science Officer of Millennium. The Agreement terminates on November 1, 2014; provided, Mr. Germano has the right to extend the term of employment for two additional years.  Pursuant to the Agreement, Mr. Germano currently receives a base annual salary of $150,000 per year which increases to $200,000 per year in the event (a) our annual revenues exceed $15,000,000; (b) we enter into a licensing agreement with an unrelated third party where the minimum upfront licensing fee is no less than $3,000,000; or (c) we achieve two quarters of positive cash flow.  In addition, during the term of the Agreement, Mr. Germano is entitled to receive an annual bonus at our discretion Mr. Germano also receives standard benefits available to other executive officers.

The Agreement terminates upon Mr. Germano’s death and may be terminated at our option as a result of Mr. Germano’s disability or for “cause” as defined in the Agreement.  Mr. Germano has the right to terminate the Agreement for “good reason” as defined in the Agreement.  In the event that the Agreement is terminated due to Mr. Germano’s death or disability, he is entitled to receive his annual salary for a period equal to the lessor of (i) three months from the date of death or disability or (ii) the balance of the Term; and all other accrued but unpaid compensation and benefits.  If the Agreement is terminated by us for “cause”, Mr. Germano is not entitled to receive any compensation other than accrued but unpaid compensation and benefits.  In the event Mr. Germano terminates the Agreement for “good reason”, we shall pay to Mr. Germano his annual salary through the date of the end of the contract term; bonuses that have accrued and are unpaid as of the date of termination; and any Options which have been granted to Mr. Germano as of the date of the termination.  The Agreement also provides for Mr. Germano is subject to confidentiality, non-solicitation and non-compete covenants for a period of one year following his termination, provided such termination is not by us without “cause” or by Mr. Germano for “good reason”.

James E. Kras

Pursuant to an employment agreement, James E. Kras is employed as the Chief Marketing Officer of the Company and Millennium. The Agreement terminates on September 30, 2017; provided, Mr. Kras has the right to extend the term of employment for two additional years. Mr. Kras’ salary is $150,000 per annum. In March 2014, the Board of Directors appointed Mr. Kras the President.

The Agreement terminates upon Mr. Kras’ death and may be terminated at our option as a result of Mr. Kras’ disability or for “cause” as defined in the Agreement. Mr. Kras has the right to terminate the Agreement for “good reason” as defined in the Agreement. In the event that the Agreement is terminated due to Mr. Kras’ death or disability, he is entitled to receive his annual salary for a period equal to the lessor of (i) three months from the date of death or disability or (ii) the balance of the Term; and all other accrued but unpaid compensation and benefits. If the Agreement is terminated by us for “cause”, Mr. Kras is not entitled to receive any compensation other than accrued but unpaid compensation and benefits. In the event Mr. Kras terminates the Agreement for “good reason”, we shall pay him his annual salary through the date of the end of the contract term; bonuses that have accrued and are unpaid as of the date of termination; and any Options which have been granted to Mr. Kras as of the date of the termination. The Agreement also provides for Mr. Kras is subject to confidentiality, non-solicitation and non-compete covenants for a period of one year following his termination, provided such termination is not by us without “cause” or by Mr. Kras for “good reason”.

30

Change of Control Compensation

Per their respective employment agreements, upon the occurrence of a “change in control”(as defined in their employment agreements), Messrs, James, Germano and Kras are entitled to the same benefits they would receive had they terminated their employment agreements for “good reason”.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 5, 2014, the beneficial ownership of our common stock by each executive officer and director, all executive officers and directors as a group, and each person known to us to own beneficially, or of record, five percent or more of our outstanding shares of common stock:

Title	Name and Address of	Amount and Nature of		Percent
of Class	Beneficial Owner	Beneficial Ownership (1)		of Class
Common Stock
	Michael C. James	11,332,021	(2)	10.81%
	Carl Germano	4,791,045	(3)	4.78%
	James E. Kras	8,820,000	(4)	8.57	%(2)
	James DeLucia	1,025,000		1.04%
	as a Group (4 persons)	25,968,066	(2)-(4)	23.34%

Address of all persons above: c/o the Company.

	Leon Frenkel	10,713,899	(5)	9.99	%(7)
	1600 Flat Rock Road, Penn Valley, PA 19072

	Seahorse Enterprises	10,406,696	(6)	9.99	%(7)
	1 Powderhill Way, Westborough, MA 01581

(1)	For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock which such person has the right to acquire within 60 days of September 5, 2014. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within such date is deemed to be outstanding but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnote to this table and pursuant to applicable community property laws, we believe based on information supplied by such persons, that the persons named in this table have sole voting and investment power with respect to all shares of common stock which they beneficially own.

(2)	Includes 642,500 shares of Common Stock issuable upon conversion of Series G Preferred Stock and 5,493,750 shares of Common Stock issuable upon exercise of warrants. Certain of the Series G Preferred Stock and Warrants are owned by Kuekenhof Equity Fund, L.P. Mr. James is the General Partner of this Fund.

(3)	Includes 1,625,000 shares of Common Stock issuable upon exercise of warrants.

(4)	Includes 2,820,000 shares of Common Stock issuable upon conversion of Series G Preferred Stock and 2,000,000 shares of Common Stock issuable upon exercise of warrants.

(5)	Includes 8,510,774 shares of Common Stock issuable upon conversion of Series G Preferred Stock and convertible notes. Excludes certain shares of Common Stock issuable upon conversion of Series G Preferred Stock and convertible notes as explained in Footnote 7 Below. Certain of the Series G Preferred Stock is owned by Periscope Partners L.P.. Mr. Frenkel is the General Partner of Periscope Partners L.P.

(6)	Includes 5,442,000 shares of Common Stock issuable upon conversion of Series G Preferred Stock and convertible notes. Excludes certain shares of Common Stock issuable upon conversion of Series G Preferred Stock and convertible notes as explained in Footnote 7 Below. Certain of the Series G Preferred Stock is owned by John Israelian. Mr. Israelian is the Managing Member of Seahorse Enterprises.

(7)	Pursuant to the terms of convertible notes and preferred stock owned by these stockholders, such securities are not convertible to the extent that such conversion would result in beneficial ownership (determined in accordance with Section 13(d) of the Exchange Act) by such stockholder and its affiliates of more than 9.99% of the outstanding shares of common stock. We refer to this limitation the “9.99% Blocker”. Accordingly, the number of shares listed as beneficially owned by each of these stockholders excludes any shares to which such stockholder would be entitled to but for this 9.99% Blocker. As of September 5, 2014, there were 98,681,956 shares of our Common Stock issued and outstanding 13,386,816 of which were owned by affiliates. Assuming all shares of Common Stock issuable upon conversion or exercise of convertible securities were issued and outstanding and excluding the application of any 9.99% blockers, there would be 341,762,145 shares of our Common Stock issued and outstanding, 25,968,066 of which would be owned by management, 45,785,899 of which would be owned by Leon Frenkel and 75,741,776 of which would be owned by Seahorse Enterprises.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTION

Please see “Employment Agreements” in “Executive Compensation” above.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

Federal securities laws require us to file information with the Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at 100 F Street, NE, Washington, D.C. 20549.

You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Inergetics, Inc. and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site.

LEGAL MATTERS

The validity of the common stock offered in this Prospectus has been passed upon for us by Silverman Shin Byrne & Gilchrest PLLC, 381 Park Avenue South, Suite 1601, New York, New York 10016.

EXPERTS

The consolidated balance sheets of Inergetics, Inc. as of December 31, 2013 and 2012 and the related consolidated statements of operations, stockholder's deficit, and cash flows for each of the two years in the period ended December 31, 2013, included in this registration statement on Form S-1, have been audited by Friedman LLP, an independent registered public accounting firm, as stated in their report appearing with the financial statements. These financial statements are included in reliance upon the report of Friedman LLP given upon their authority as experts in accounting and auditing.

32

INERGETICS, INC. AND SUBSIDY

CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Inergetics, Inc. and Subsidiary

We have audited the accompanying consolidated balance sheets of Inergetics, Inc. and Subsidiary (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2013. Inergetics, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Inergetics, Inc. as of December 31, 2013, and 2012, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements for December 31, 2013 have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the consolidated financial statements, the Company has incurred substantial accumulated deficits and operating losses and has a working capital deficiency of $6,123,338. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also discussed in Note 2. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

/s/ FRIEDMAN LLP

East Hanover, New Jersey

March 31, 2014

F-1

Inergetics, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash	$106,773	$8,846
Accounts receivable	472,297	-
Receivable from the Technology Business Tax Certificate Transfer Program	3,357,144	2,209,715
Deferred cost of goods sold	569,036	-
Inventories, net	420,186	4,176
Prepaid expenses	447,355	522,041
Total current assets	5,372,791	2,744,778

Patents and intangible assets, net	149,391	4,942
Goodwill	135,000	-
Deposits	421,191	2,299
Total assets	$6,078,373	$2,752,019

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$5,089,488	$2,846,181
Deferred revenue	1,269,470	-
Obligations to be settled in stock	699,085	564,500
Customer prepayments	-	39,970
Derivative liability	318,000	227,000
Short-term debt, net of unamortized debt discount	1,276,358	1,144,375
Short-term debt to affiliates, net of unamortized debt discount	2,843,728	2,441,622
Total current liabilities	11,496,129	7,263,648
Long-term debt	103,912	39,584
Long-term debt to affiliates	1,425,522	-
Total liabilities	13,025,563	7,303,232
Commitments and contingencies
Preferred stock, Convertible Series G , authorized 200,000, par value $1, stated value $50: issued and outstanding 198,074 and 150,938 shares, respectively	8,743,284	7,147,465
Stockholders’ deficit
Preferred stock, par value $1:
Convertible Series B, par value $2; 65,141 shares issued and outstanding	130,282	130,282
Cumulative Series C, par value $1; 64,763 shares issued and outstanding	64,763	64,763
Convertible Series D, par value $1; 0 shares issued and outstanding	-	-
Convertible Series E, par value $1; 0 shares issued and outstanding	-	-
Convertible Series F, par value $1; 0 shares and issued and outstanding ,	-	-
Common stock, par value $0.001; authorized 2,000,000,000 shares; issued and outstanding 62,461,448 and 48,707,103 shares, respectively	62,462	48,708
Additional paid-in capital	68,789,021	68,606,679
Accumulated deficit	(84,737,002)	(80,549,110)
Total stockholders’ deficit	(15,690,474)	(11,698,678)
Total liabilities and stockholders’ deficit	$6,078,373	$2,752,019

The accompanying notes are an integral part of the consolidated financial statements.

F-2

Inergetics, Inc. and Subsidiary

Consolidated Statements of Operations

	For the Years Ended December 31,
	2013	2012
Net sales	$847,834	$91,873
Cost of sales	603,006	86,327
Gross profit	244,828	5,546
Research and development costs	44,090	45,578
Selling, general and administrative expenses (including share based compensation of $914,479 and $611,500, respectively)	6,491,671	5,590,867

Loss from operations	(6,290,933)	(5,630,899)
Other income (expense)
Gain incurred in connection with troubled debt restructuring, net	46,978	-
Amortization of debt discount	(444,450)	(255,583)
Loss from warrants/derivatives issued with debt greater than debt carrying value	-	(736,000)
(Loss) gain on fair market valuation of derivatives	(91,000)	870,000
Interest and financing expense, net	(760,132)	(733,495)
Other income (expense), net	(1,248,604)	(855,078)
	(7,539,537)	(6,485,977)
Benefit from sale of state net operating loss credits	3,351,645	2,209,715
Net loss	(4,187,892)	(4,276,262)
Preferred dividend	1,560,200	1,175,350
Net loss applicable to common shareholders	$(5,748,092)	$(5,451,612)

Net loss per share attributable to common shareholders – basic and diluted	$(0.10)	$(0.15)

Weighted average number of common shares outstanding – basic and diluted	55,307,453	37,314,265

The accompanying notes are an integral part of the consolidated financial statements.

F-3

Inergetics, Inc. and Subsidiary

Consolidated Statement of Stockholders' Deficit

	Preferred Stock
	Convertible	Convertible	Convertible	Convertible	Convertible	Convertible	Convertible	Convertible	Convertible	Convertible	Convertible	Convertible			Additional	Common Stock
	Series B	Series B	Series C	Series C	Series D	Series D	Series E	Series E	Series F	Series F	Series G	Series G	Common Stock		Paid in	Subscribed		Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Shares	Amount	Deficit	Total

Balance January 1, 2012	65,141	$130,282	64,763	$64,763	-	-	-	-	-	-	120,827	$5,621,665	27,780,205	$27,781	$65,281,614	$2,240,200	$360,000	$(76,272,848)	$(4,786,743)

Issuance of common stock for services											20,500	1,045,250	11,395,000	11,395	2,227,605				3,284,250

Issuance of common stock for interest											4,420	221,000	895,184	895	117,846				339,741

Issuance of common stock for compensation													1,142,514	1,143	264,158				265,301

Warrants issued for compensation															487,500				487,500

Issuance of common stock subscribed													2,240,200	2,240	357,760	(2,240,200)	(360,000)		-

Preferred stock converted into common stock											(21,016)	(1,050,800)	5,254,000	5,254	1,045,546				-

Sale of Preferred stock											2,700	135,000							135,000

Preferred stock dividend											23,507	1,175,350			(1,175,350)				-

Net loss																		(4,276,262)	(4,276,262)

Balance December 31, 2012	65,141	$130,282	64,763	$64,763	-	$-	-	$-	-	$-	150,938	$7,147,465	48,707,103	$48,708	$68,606,679	-	$-	$(80,549,110)	$(4,551,213)

The accompanying notes are an integral part of the consolidated financial statements.

F-4

Inergetics, Inc. and Subsidiary

Consolidated Statement of Stockholders' Deficit

	Preferred Stock
	Convertible	Convertible	Convertible	Convertible	Convertible	Convertible	Convertible	Convertible	Convertible	Convertible	Convertible	Convertible			Additional
	Series B	Series B	Series C	Series C	Series D	Series D	Series E	Series E	Series F	Series F	Series G	Series G	Common Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance January 1, 2013	65,141	$130,282	64,763	$64,763	-	$-	-	$-	-	$-	150,938	$7,147,465	48,707,103	$48,708	$68,606,679	$(80,549,110)	$(4,551,213)

Issuance of common stock for services											4,000	122,000	1,637,500	1,637	200,633		324,270

Issuance of common stock for interest											4,307	153,740	2,851,711	2,852	403,656		560,248

Issuance of common stock for compensation													6,390,625	6,391	499,118		505,509

Warrants issued for compensation															206,700		206,700

Preferred stock converted into common stock											(15,739)	(741,950)	3,934,750	3,934	738,016		-

Debt converted into equity											2,044	55,188					55,188

Issuance of preferred stock for business acquisition											8,000	140,000					140,000

Loss on extinguishment of debt											14,360	358,641			(358,641)		-

Preferred stock dividend											31,204	1,560,200			(1,560,200)		-

Stock retired											(1,040)	(52,000)	(1,060,241)	(1,060)	53,060		-

Net loss																(4,187,892)	(4,187,892)

Balance December 31, 2013	65,141	$130,282	64,763	$64,763	-	$-	-	$-	-	$-	198,074	$8,743,284	62,461,448	$62,462	$68,789,021	$(84,737,002)	$(6,947,190)

The accompanying notes are an integral part of the consolidated financial statements.

F-5

Inergetics, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2013	2012
Cash Flows from Operating Activities:
Net loss	$(4,187,892)	$(4,276,262)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on extinguishment of debt	(46,978)	-
Loss (gain) on derivatives	91,000	(870,000)
Amortization of intangible assets	1,551	576
Amortization of debt discount	444,450	255,583
Amortization of prepaid expenses paid for in stock	-	2,577,470
Stock issued for services	202,270	136,700
Stock issued for compensation	505,509	17,300
Stock issued for interest expense and financing expenses	406,508	339,741
Warrant grants issued for compensation and services	206,700	457,500
Equity instruments issued with debt greater than debt carrying amount	-	736,000
Inventory reserve	(49,200)	2,179
Change in assets and liabilities:
Accounts receivable	(472,297)	1,216
Receivable from the Technology Business Tax Certificate Transfer Program	(1,147,429)	(2,209,715)
Deferred cost of goods sold	(569,036)	-
Inventories	(366,810)	130,418
Prepaid expenses	3,044	448,919
Deposits	(418,892)	-
Accounts payable and accrued expenses	2,326,763	807,182
Deferred revenue	1,269,470	-
Customer prepayments	(39,970)	-
Net cash used in operating activities	(1,841,239)	(1,445,193)
Cash Flows from Investing Activities:
Business acquisition	(100,000)	-
Purchase of intangible assets	(41,000)	-
Net cash used in investing activities	(141,000)	-

Cash Flows from Financing Activities:
Proceeds from debt	3,331,688	1,487,522
Proceeds from the sale of preferred stock	-	135,000
Repayment of debt	(1,251,522)	(171,000)
Net cash provided by financing activities	2,080,166	1,451,522
Net increase in cash	97,927	6,329
Cash at beginning of year	8,846	2,517
Cash at end of year	$106,773	$8,846

Supplemental disclosure of cash and non-cash investing and financing transactions:

Interest paid	$86,169	$4,861
Income taxes paid	$5,500	$-

The accompanying notes are an integral part of the consolidated financial statements.

F-6

Inergetics, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2013	2012

Debt converted to Convertible Preferred Stock Series G shares	$55,188	$-

Convertible Preferred Stock Series G shares issued for financing	$153,740	$221,000

The accompanying notes are an integral part of the consolidated financial statements.

F-7

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and business

On March 15, 2010 the Company changed its name to Inergetics, Inc. Inergetics, Inc. (the “Company” or "Inergetics"), formerly Millennium Biotechnologies Group, Inc., which is the holding company for its subsidiary Millennium Biotechnologies, Inc. (the “Subsidiary” or "Millennium").

Millennium was incorporated in the State of Delaware on November 9, 2000 and is located in New Jersey. Millennium is a research based bio-nutraceutical corporation involved in the field of nutritional science. Millennium’s principal source of revenue is from sales of its nutraceutical supplements.

Reclassifications

Certain reclassifications have been made to the 2012 financial statements to conform to the consolidated 2013 financial statement presentation. These reclassifications had no effect on net losses or cash flows as previously reported.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiary. All significant inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We base our estimates and judgments on our experience and on various assumptions we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions.

Cash and Cash Equivalents

Cash and all highly liquid investments with a maturity of three months or less from the date of purchase, including money market mutual funds, short-term time deposits, and government agency and corporate obligations, are classified as cash and cash equivalents.

Accounts Receivable

The Company continuously monitors collections and payments from our customers and regularly adjusts credit limits of customers based upon payment history and a customer’s current credit worthiness, as judged by us. There was no allowance for doubtful accounts as of December 31, 2013 and 2012.

Receivable from Technology Business Tax Certificate Transfer Program

The receivable is from the Company selling the New Jersey State net operating loss carry forwards. The Company was able to transfer $3,357,144 of total available tax benefits of $3,357,144 for the year ended December 31, 2013. The receivable was collected on January 23, 2014. The Company was able to transfer $2,209,715 of total available tax benefits of $5,187,471 for the year ended December 31, 2012. The receivable was collected on January 14, 2013. The Company paid a fee of $302,143 and $198,875 for the years ended December 31, 2013 and 2012, respectively, in connection with the approval of the Tax Certificate Transfer Program.

F-8

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Goodwill

Goodwill and other acquired intangible assets with indefinite lives are not amortized, but are tested for impairment annually and when an event occurs or circumstances change such that it is more likely than not that an impairment may exist. Our annual testing date is December 31. We test goodwill for impairment by first comparing the carrying value of net assets to the fair value of the related operations. If the fair value is determined to be less than carrying value, a second step is performed to compute the amount of the impairment. In this process, a fair value for goodwill is estimated, based in part on the fair value of the operations, and is compared to its carrying value. The shortfall of the fair value below carrying value represents the amount of goodwill impairment. Intangibles consist of brand and trade names acquired in business combinations. We test these intangibles for impairment by comparing their carrying value to current projections of discounted cash flows attributable to the brand and trade names. Any excess carrying value over the amount of discounted cash flows represents the amount of the impairment. At the conclusion of our test the Company has realized that there has not been any impairment.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation, which includes amortization of assets under capital leases, is calculated using the straight-line method over the estimated useful lives of the assets: 3-8 years for machinery and equipment, leasehold improvements are amortized over the shorter of the estimated useful lives or the underlying lease term. Repairs and maintenance expenditures which do not extend the useful lives of related assets are expensed as incurred. As of December 31 2012 and 2013, all property and equipment has been fully depreciated.

Patents

Patents are capitalized and amortized over 240 months. Amortization expense was $1,551 and $576 for 2013 and 2012, respectively.

Evaluation of Long-Lived Assets

Long-lived assets are assessed for recoverability on an ongoing basis as impairment indicators arise. In evaluating the fair value and future benefits of long-lived assets, their carrying value would be reduced by the excess, if any, of the long-lived asset over management’s estimate of the anticipated undiscounted future net cash flows of the related long-lived asset.

Revenue Recognition

Revenue is recognized net of discounts, rebates, promotional adjustments, price adjustments and estimated returns and upon transfer of title and risk to the customer which generally occurs at shipping (F.O.B. terms). Upon shipment, the Company has no further performance obligations and collection is reasonably assured as the majority of sales are paid for prior to shipping.

Discounts are reductions to invoiced amounts offered to customers for payment within a specified period and are estimated upon sale utilizing historic customer payment experience.

Consistent with industry practice, the Company maintains a return policy that allows customers to return product within a specified period prior and subsequent to the expiration date. The Company’s estimate of the provision for returns is generally based upon historic experience with actual returns.

F-9

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Price adjustments, which include shelf stock adjustments, are credits issued to reflect decreases in the selling prices of products. Shelf stock adjustments are based upon the amount of product which the customer has remaining in its inventory at the time of the price reduction. Decreases in selling prices are discretionary decisions made by the Company to reflect market conditions. Amounts recorded for estimated price adjustments are based upon specified terms with direct customers, estimated launch dates of competing products, estimated declines in market price and, in the case of shelf stock adjustments, estimates of inventory held by the customer.

Certain retailers require guaranteed sales. Revenue is recognized as sales are made to the retail consumer.

Advertising costs

Advertising costs are charged to operations when incurred. Advertising expense was $8,157 and $261 for the years ended December 31, 2013 and 2012, respectively.

Shipping and Handling Costs

Shipping costs of $43,299 and $8,065 are included in cost of sales for the years ended December 31, 2013 and 2012, respectively. Handling costs of $44,467 and $37,358 are included in general and administrative expenses for the years ended December 31, 2013 and 2012, respectively.

Stock and Warrant Based Compensation

Stock and warrant based compensation is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period of the grant). Compensation expense is recognized based on the estimated grant date fair value method using the Black-Scholes valuation model. The Company account for the issuance of stock and warrants for services based on the estimated fair value of options and warrants using the Black-Scholes pricing model. This model’s calculations include the exercise price, the market price of shares on grant date, weighted average assumptions for risk-free interest rates, expected life of the warrant, expected volatility of our stock and expected dividend yield. The amounts recorded in the financial statements for share-based expense could vary significantly based on the subjective assumptions used in the pricing model.

We account for the issuance of stock and warrants for services from non-employees based on an estimate of the fair value of warrants issued using the Black-Scholes pricing model. This model’s calculations include the exercise price, the market price of shares on grant date, weighted average assumptions for risk-free interest rates, expected life of the warrant, expected volatility of our stock and expected dividend yield. The amounts recorded in the financial statements for share-based expense could vary significantly if we were to use different assumptions.

The Company issued 1,140,000 warrants, that vest over four years, during the year ended December 31, 2013 for an expense of $206,700 and 7,500,000 warrants, that vested over three years, for an expense of $457,500 during the year ended December 31, 2012. The Company did not issue any stock options during the year ended December 31, 2013 and 2012, respectively.

F-10

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Income Taxes

The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expenses are expected to be settled in the Company’s income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has incurred net operating losses for financial-reporting and tax-reporting purposes. Accordingly, for Federal and state income tax purposes, the benefit for income taxes has been offset entirely by a valuation allowance against the related federal and state deferred tax assets for the years ended December 31, 2013 and 2012.

Loss Per Common Share

Basic and diluted loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the periods. Potential common shares used in computing diluted earnings per share related to stock options, warrants, convertible preferred stock and convertible debt which, if exercised, would have an anti- dilutive effect on earnings per share, and there for have not been included Anti-dilutive securities not included in net loss per share calculations for the years presented include:

	December 31,
Potentially dilutive securities:	2013	2012
Convertible debt and accrued interest	10,751,345	10,775,363
Liability of shares to be issued	3,330,000	2,300,000
Convertible Preferred stock	49,713,545	37,929,545
Outstanding time-based warrants	19,323,406	18,190,906

Fair Value of Financial Instruments

The Company measures and discloses the estimated fair value of financial assets and liabilities using the fair value hierarchy prescribed by U.S. generally accepted accounting principles. The fair value hierarchy has three levels, which are based on reliable available inputs of observable data. The hierarchy requires the use of observable market data when available. The levels are defined as follows:

Level 1 – quoted prices for identical instruments in active markets;

Level 2 – quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model derived valuations in which significant inputs and significant value drivers are observable in active markets; and

Level 3 – fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

For financial instruments including cash, prepaid expenses and other current assets, short-term debt, accounts payable and accrued expenses, it was assumed that the carrying values approximated fair value because of their short-term maturities.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statement. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

F-11

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Research and Development

Research and development costs are expensed as incurred.

2. GOING CONCERN

The Company’s future success is dependent upon its ability to achieve profitable operations and generate cash from operating activities, and upon additional financing.  Management believes they can raise the appropriate funds needed to support their business plan and develop an operating, cash flow positive company.

However the Company has incurred substantial net losses for the years ended December 31, 2013 and 2012 and has accumulated a deficit of approximately $85 million at December 31, 2013 and $81 million at December 31, 2012. The Company has not been able to generate sufficient cash from operating activities to fund its ongoing operations. There is no guarantee that the Company will be able to generate enough revenue and/or raise capital to support its operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

3. BUSINESS ACQUISITION

On January 9, 2013 (the “Acquisition date”), the Company entered into a definitive agreement pursuant to which it acquired, through its Millennium Biotechnologies, Inc. wholly-owned subsidiary, the trademark of Bikini Ready® and the brand SlimTrim™. Under the agreement the Company acquired the URL’s, formula and customer list. Under the terms of this agreement the Company paid $100,000 cash and 8,000 shares of Series G preferred stock valued at $140,000.

The transaction was accounted for as a purchase business combination. We account for business combinations in accordance with the acquisition method. The acquisition method of accounting requires that assets acquired and liabilities assumed be recorded at their fair values on the date of a business acquisition. The excess of the purchase price over the fair value of assets acquired is recognized as goodwill. Certain adjustments to the assessed fair values of the assets and liabilities made subsequent to the acquisition date, but with the measurement period, which is up to one year, are recorded as adjustments to goodwill. Any adjustments subsequent to the measurement period are recorded in income. Our consolidated financial statements and results of operations reflect an acquired business from the completion date of an acquisition. The results from operations for the period from acquisition date to December 31, 2013 have been included in the Company’s consolidated statement of operations. Pro forma information with respect to the acquisition are not included in these financial statements as the information is not material.

In accordance with generally accepted accounting principles, intangible assets are recorded at fair values as of the date of the transaction. The Company’s allocation to identifiable intangible assets and liabilities according to their respective fair values, is as follows:

Intangible assets, trademarks	$100,000
Intangible assets, customer list	5,000
Goodwill	135,000
Purchase Price	$240,000

F-12

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Intangible assets with estimated useful lives are amortized over a 5 year period. The goodwill is not amortized for financial statement purposes in accordance with generally accepted accounting principles.

4. CONCENTRATIONS OF BUSINESS AND CREDIT RISK

The Company maintains cash balances in several financial institutions which currently are insured by the Federal Deposit Insurance Corporation. Balances in these accounts may, at times, exceed the federally insured limits.

The Company provides credit in the normal course of business to customers and performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

For the year ended December 31, 2013, three significant customers (defined as contributing at least 10%) accounted for 55% (31%, 13%, and 11%) of net sales. For the year ended December 31, 2012, one significant customer accounted for 57% of net sales. The loss of any of these customers could have a material adverse effect on our business.

5. INVENTORIES

Inventories are stated at the lower of cost or market and consist of finished goods and packaging for the Company’s Surgex™, Bikini Ready™, SlimTrim and Martha Stewart™ Essentials product lines. Cost-of-goods sold are calculated using the weighted average costing method. Inventories consisted of the following:

	December 31,
	2013	2012
Finished Goods	$378,472	$2,344
Work-in-process	-	49,200
Packaging	41,714	1,832
	420,186	53,376
Less: Reserve for obsolescence	-	(49,200)
Total	$420,186	$4,176

6. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following:

	December 31,
	2013	2012
Accounts payable	$2,866,017	$1,224,313
Accrued interest	1,016,584	669,035
Accrued rent expense	135,874	135,874
Accrued salaries, bonuses and payroll taxes	824,492	612,712
Accrued professional fees	230,433	204,247
Owed to officers	16,088	-
	$5,089,488	$2,846,181

F-13

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

7. FAIR VALUE MEASUREMENTS

The following table represents the fair value hierarchy for those financial assets measured at fair value on a recurring basis:

December 31, 2013	Level I	Level II	Level III	Total

Derivative liability			318,000	318,000
Total liabilities	$-	$-	$318,000	$318,000

December 31, 2012	Level I	Level II	Level III	Total

Derivative liability			227,000	227,000
Total liabilities	$-	$-	$227,000	$227,000

Liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level3):

Derivative Liabilities
January 1, 2013	$(227,000)
Loss on fair market valuation of derivatives	(91,000)
December 31, 2013	$(318,000)

8. DEBT

Debt is as follows:

	December 31,
	2013	2012

Promissory note dated December 17, 2002, issued to an accredited investor, maturing September 28, 2003, bearing interest at the rate of 10% per annum. The note is now due on demand. The holder of the note is entitled to convert all or a portion of the principal and interest at any time after the maturity date into shares of common stock of the Company at a price equal to $8.00/share of the principal. The note was paid off in September 2013.	$-	$25,000

Convertible Promissory Note to an accredited investor dated May 20, 2003, maturing May 20, 2004, now due on demand, bearing interest at a rate 8% per annum payable in restricted shares of common stock. The Note is convertible at the option of the holder into common stock at the rate of $20.00 per share.	30,000	30,000

One demand loan extended by an investor in March 2004 and January 2005, bearing interest at 12% per year, now due on demand. Principal in the amount of $5,000 was paid in September 2013.	10,000	15,000

One promissory note issued to an accredited investors in May 2006, originally maturing in June 2006, due on demand. The note carried interest at the rate of 10% per year and is convertible into common shares at the rate of $20.00 /share. The note was acquired by a new investor and a new note was issued for the principal and accrued interest in August 2013.	-	25,000

F-14

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

DEBT (Continued)

Two promissory notes issued to three accredited investors in September 2006, maturing at various dates between November 30, 2006 and January 31, 2007, now due on demand. The notes carried interest at the rate of 10% per year until maturity and thereafter are subject to a rate of 14% per year, and are convertible into common shares at the rate of $20.00 /share. One note was converted as of September 2, 2011 into common stock at the conversion price of $0.352 per share.	48,000	48,000

Two promissory notes issued to three accredited investors in October 2006, maturing on January 31, 2007, now due on demand. The notes carried interest at the rate of 10% per year until maturity and thereafter are subject to a rate of 14% per year, and are convertible into common shares at the rate of $20.00 /share. One note was converted as of September 2, 2011 into common stock at the conversion price of $0.352 per share.	44,000	44,000

One promissory note issued to an accredited investors in January 2007, maturing on March 31, 2007, now due on demand. The notes carried interest at the rate of 10% per year until maturity and thereafter are subject to a rate of 14% per year, and are convertible into common shares at the rate of $20.00 /share.	75,000	75,000

One promissory note issued to an accredited investor in May 2007, maturing on September 30, 2007, now due on demand. The note carried interest at the rate of 10% per year until maturity and thereafter is subject to a rate of 12% per year. The note calls for the interest payable in common stock, calculated at $8.00 per share. The note is convertible into common shares at the rate of $8.00 /share.	25,000	25,000

Promissory note, originally in the amount of $2,710,563 issued to a service provider, due on July 31, 2008. The note carried interest at the rate of 10% per year compounded monthly. In November 2009, the creditor and the Company entered into an agreement whereby, against payment of $110,000 in cash, the principal amount of the note was reduced to $400,000.	400,000	400,000

Two promissory notes, issued in November 2009 as part of a series of debt restructuring transactions whereby existing promissory notes, most of which were past due or payable on demand, and interest accrued thereon were exchanged into Units at the rate of 1 :1 between old note principal plus accrued interest to Unit price, at a price of $100,000 per Unit. Each Unit consisted of a 30 month promissory note for $100,000, carrying interest at 15% per year and 100 shares of Series F Convertible Preferred Stock, whereby every “F” share was converted into 120,000 common shares on April 20, 2010. The notes and interest accrued thereon are repayable in five quarterly installments beginning 18 months after issue. Six of the notes converted in September 2011 into Series G Convertible Preferred Stock at the rate of one share of G Preferred per $73.50 of principal and accrued interest. The Unit Note holders were entitled to a reduced conversion rate of one share of Series G Preferred per $50 of debt if they invested an amount equal to 25% of the principal amount of such holder’s Unit Note in the Series G Preferred equity offering. In April 2013, $67,021 of principal plus accrued interest was converted into 2,044 shares of Series G Preferred Stock, realizing a gain of $46,978.	85,726	152,747

One promissory note issued to an accredited investor in March 2012, maturing September 23, 2013. The note carries interest at the rate of 10% per year until maturity and is payable quarterly in common stock valued at $0.20 per share. The note is convertible into common shares at the rate of $0.20 share. The note plus accrued interest was paid off in September 2013.	-	25,000

Four promissory notes issued to an accredited investor in June and July 2012, maturing eight months after issuance. The notes carry interest at the rate of 24% per year. The notes and accrued interest were repaid in January 2013.	-	100,000

F-15

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

DEBT (Continued)

One promissory note issued to an accredited investor in November 2012, maturing three months after issuance. The note carries interest at the rate of 24% per year. The note and accrued interest were repaid in January 2013.	-	100,022

One promissory note issued to an accredited investor in December 2012, maturing one month after issuance. The note carries interest at the rate of 24% per year. The note and accrued interest were repaid in January 2013.	-	50,000

One promissory note was issued as Senior Secured Convertible Notes in September 2011 as part of the Debt Reorganization and Financing Agreement dated July 14, 2011. The note is convertible into Series G Preferred Stock. The note bears interest at 10% per year and matures on March 31, 2015.	29,606	29,606

Five promissory notes issued to accredited investors in March and April 2012, maturing thirty-six months after issuance. The note carries interest at the rate of 10% per year until maturity and are payable quarterly in common stock valued at $0.20 per share. The notes are convertible into common shares at the rate of $0.20 share. One note in the principal amount of $25,000 was paid off in January 2013.	74,306	39,584

Two promissory notes issued to an accredited investor in March 2013, maturing twelve months after issuance. The notes carry interest at the rate of 15% per year until maturity. The notes are convertible into common shares at the rate of $0.25/ share.	97,924	-

Four notes issued to an accredited investor in April, May and June 2013, maturing between eight to twelve months after issuance. The notes carry interest at the rate of 15% per year until maturity. The notes and accrued interest were repaid in January 2014.	191,551	-

One promissory note issued to an accredited investor in May 2013, maturing ten months after issuance. The note carries interest at the rate of 15% per year until maturity. The note is convertible into common shares at the rate of $0.20/ share.	96,012	-

One promissory note issued to an accredited investor in May 2013, maturing nine months after issuance. The note carries interest at the rate of 15% per year until maturity. The note and accrued interest was repaid in February 2014.	95,948	-

One promissory note re-issued to an accredited investor in August 2013, maturing seven months after re-issuance. The note carries interest at the rate of 10% per year until maturity. The note and accrued interest was repaid in January 2014.	53,000	-

One promissory note issued to an accredited investor in August 2013, maturing six months after issuance. The note carries interest at the rate of 15% per year until maturity.	24,197	-

Total Debt	1,380,270	1,183,959

Less short-term portion	1,276,358	1,144,375

Long-term portion	$103,912	$39,584

Included in total debt as of December 31, 2013 and 2012 of $1,380,270 and $1,183,959 is an unamortized debt discount of $70,062 and $135,417, respectively.

F-16

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

DEBT (Continued)

Debt to affiliates is as follows:

	December 31,
	2013	2012

Promissory note issued to an accredited investor in March 2009. The note was due on September 26, 2009 and carrying interest at 24% per year.	$33,000	$33,000

Promissory note issued to an accredited investor in July 2009. The note was due on October 28, 2009 and carrying interest at 36% per year.	16,600	16,600

Purchase order financing note issued in May 2010, carry interest at 24% per year and due on demand.	100,000	100,000

One demand promissory note issued to an accredited investor in March 2012. The note carries interest at the rate of 12% per year and is payable quarterly in common stock valued at $0.20 per share. The note is convertible into common shares at the rate of $0.20 share. The note and accrued interest were repaid in January 2013.	-	75,000

Eight promissory notes issued to accredited investors in June through September 2012, maturing eight months after issuance. The notes carry interest at the rate of 24% per year. The notes and accrued interest were repaid in January 2013.	-	264,000

One promissory note issued to an accredited investor in October 2012 maturing four months after issuance. The notes carry interest at the rate of 24% per year. The note and accrued interest were repaid in January 2013.	-	500,000

Two promissory notes issued to accredited investors in December 2012 maturing one month after issuance. The notes carry interest at the rate of 24% per year. The note and accrued interest were repaid in January 2013.	-	27,500

F-17

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

DEBT (Continued)

Long-Term Debt to affiliates is as follows:

	December 31,
	2013	2012
Four promissory notes were issued as Senior Secured Convertible Notes in September 2011 as part of the Debt Reorganization and Financing Agreement dated July 14, 2011. The notes are convertible into common shares at a rate of $0.20/share. The notes bear interest at 10% per year and mature on March 31, 2015.	$1,425,522	$1,425,522

Eight promissory notes issued to accredited investors in May through August 2013, maturing six to nine months after issuance. The notes carry interest at the rate of 15% per year.	2,104,584	-

Four promissory notes issued to accredited investors in July 2013, maturing seven months after issuance. The notes carry interest at the rate of 12% per year.	589,544	-

Total debt to affiliates	4,269,250	2,441,622

Less short-term portion due to affiliates	2,843,728	2,441,622

Total Long-Term Debt to affiliates	$1,425,522	$-

Included in total debt as of December 31, 2013 and 2012 of $4,269,250 and $2,441,622 is an unamortized debt discount of $82,560 and $0, respectively.

The following is a schedule of future minimum debt payments as of December 31, 2013:

Year Ending December 31,
2014	$4,269,250
2015	1,380,270
Total minimum payments required	$5,649,520

During 2012, the Company issued convertible debt with a carrying value of $391,000. The convertible debt included warrants and derivatives valued at approximately $1,100,000. The Company recorded a debt discount of $391,000 and a loss from warrants/derivative issued with debt greater than debt carrying value totaling $736,000.

2013 Modification of Debt

The following debt instruments were modified in 2013. The modification of debt included the addition of a conversion feature therefore requiring the Company to record the transaction in accordance with ASC 470 “Debt” modification of debt accounting.

At December 31, 2013, the Company had promissory notes issued to four affiliated investors with an outstanding balance of $1,455,128, which were due on demand. As of December 31, 2013, the Company reached an agreement with the investors to extend the debt for fifteen months. At the date of extension, the debt payable was $1,455,128.  The fair value of the new debt is $1,096,487, which includes the fair value of the conversion feature of $358,641.  The conversion rate on the new convertible note is $0.20 per share of common stock.  As of December 31, 2013 the loss on debt modification of $358,641 has been included in the accompanying Statement of Stockholders’ Deficit.

F-18

 Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

9. INCOME TAX

The Company has analyzed filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. The Company does not believe it has any tax positions that should not be recognized under FASB ASC 740-10.

The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

	2013	2012
Federal Income Tax Rate	(34.0)%	(34.0)%
State Income Tax, Net of Federal Benefit	(5.94)%	(5.94)%
Change in valuation allowance	39.94%	39.94%
Sale of New Jersey NOL	(46.0)%	(34.0)%
Effective Income Tax Rate	(46.0)%	(34.0)%

As of December 31, 2013, the Company has net operating loss carry forwards of approximately $57,000,000 that can be utilized to offset future taxable income for Federal income tax purposes through 2031. Net operating loss carry forwards expire starting in 2024 through 2032. Utilization of these net loss carry forwards is subject to the limitations of Internal Revenue Code Section 382.  Because of the current uncertainty of realizing the benefit of the tax carry forward, a valuation allowance equal to the tax benefit for deferred taxes has been established.

Deferred income taxes are recognized for the tax consequence of such temporary differences at the enacted tax rate expected to be in effect when the differences reverse. Because of the current uncertainty of realizing the benefit of the tax carry forward, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carry forward depends predominantly upon the Company's ability to generate taxable income during the carry forward period.

Significant components of the Company's deferred tax assets and liabilities are summarized as follows:

	December 31,
	2013	2012
Deferred tax assets	23,165,000	21,190,000
Less: Valuation Allowance	(23,165,000)	(21,190,000)

Net Deferred Tax Assets	$-	$-

The Company’s deferred income tax valuation allowance increased by $1,975,000 to $23,165,000 as of December 31 2013.

F-19

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

10. CAPITAL STOCK

a)	Series B, C, D Convertible Preferred Stock and Common Stock

Convertible Series B preferred shares ("Series B") are non-dividend bearing, and are convertible into shares of the Company’s common stock at any time at the option of the holder and are subject to adjustment in accordance with certain anti-dilution clauses. Cumulative Series C preferred shares ("Series C") are not convertible but are entitled to cumulative cash dividends at the rate of $.65 per share per annum, payable in each year commencing the year after all the shares of Series B are retired. There were no cumulative cash dividends payable as of December 31, 2013 and 2012, respectively. Convertible Series D preferred shares ("Series D") are non-dividend bearing and are convertible into shares of the Company’s common stock at the option of the Company and are subject to adjustment in accordance with certain anti-dilution clauses. All Series D Preferred Shares were converted into common stock in April 2002.

a.1)	Voting Rights

The holders of Series B and Series C preferred stock have no voting rights. Each share of common stock is entitled to one vote.

a.2)	Dividend Restrictions

No cash dividends may be declared or paid on the Company’s common stock if, and as long as, Series B preferred stock is still outstanding or there are dividends in arrears on outstanding shares of Series C preferred stock. No dividends may be declared on Series C shares if, and as long as, any Series B shares are outstanding. There were no cumulative cash dividends payable as of December 31, 2013 and 2012, respectively.

a.3)	Other information is summarized as follows:

	Convertible Series B	Cumulative Series C
Number of common shares to be issued upon conversion of each preferred share	10	None

Redemption price and involuntary liquidation value per preferred shares (if redeemed, ranking would be Convertible Series D then , Convertible Series B then Cumulative Series C)	$2.00	$10.00	(1)

(1) Plus any dividend in arrears.

F-20

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

CAPITAL STOCK (continued)

b) Series E Convertible Preferred Stock

b.1) Authorized Number

Fifty Thousand (50,000) of the authorized shares of Preferred Stock are hereby designated “Series E Convertible Preferred Stock” par value $1.00 per share (“E Preferred”).

b.2) Designation

The rights, preferences, privileges, restrictions and other matters relating to E Preferred, as filed with the Secretary of State, Delaware, are as follows:

(1)           Dividends   The shares of E Preferred shall not bear any dividends.

(2)           Distribution of Assets Upon Liquidation   In the event the Company shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, each holder of shares of E Preferred, shall be able to share ratably in the proceeds available along with the holders of shares of Common Stock on an as converted basis (meaning for these purposes, that each share of E Preferred shall have rights equivalent to the number of shares of Common Stock into which such E Preferred is convertible).

(3)           Voting Rights   Each holder of outstanding shares of E Preferred shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the share of E Preferred held by such holder would then be convertible assuming a sufficient number of shares of Common Stock were then authorized and available for issuance, at each meeting of the stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration (including without limitation, any matter voted on together with the holders of Common Stock).  Except as provided by law, by any of the provisions contained herein or by the provisions establishing any other series of stock, holders of E Preferred shall vote together with the holders of Common Stock as a single class.

(4)           Mandatory Conversion of E Preferred      All of the shares of E Preferred shall be automatically converted into shares of Common Stock at the Conversion Rate then in effect (a "Mandatory Conversion").  The “Conversion Rate” is 10,000 shares of Common Stock for each share of E Preferred. All issued and outstanding shares of E Preferred converted into shares of common stock on March 15, 2010 at the rate of 10,000 shares of common stock for each share of E Preferred.

c) Series F Convertible Preferred Stock

c.1) Authorized Number

Ten Thousand (10,000) of the authorized shares of Preferred Stock are hereby designated “Series F Convertible Preferred Stock” par value $1.00 per share (“F Preferred”).

c.2) Designation

The rights, preferences, privileges, restrictions and other matters relating to F Preferred, as filed with the Secretary of State, Delaware, are as follows:

(1)           Dividends   The shares of F Preferred shall not bear any dividends.

(2)           Distribution of Assets Upon Liquidation   In the event the Company shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, each holder of shares of F Preferred, shall be able to share ratably in the proceeds available along with the holders of shares of Common Stock on an as converted basis (meaning for these purposes, that each share of F Preferred shall have rights equivalent to the number of shares of Common Stock into which such F Preferred is convertible).

F-21

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

CAPITAL STOCK (continued)

(3)           Voting Rights   (a)  Each holder of outstanding shares of F Preferred shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the share of F Preferred held by such holder would then be convertible assuming a sufficient number of shares of Common Stock were then authorized and available for issuance, at each meeting of the stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration (including without limitation, any matter voted on together with the holders of Common Stock).  Except as provided by law, by any of the provisions contained herein or by the provisions establishing any other series of stock, holders of F Preferred shall vote together with the holders of Common Stock as a single class.

(b)  Until such time as the Company has achieved annual EBITDA (as defined in the agreement) of at least $10,000,000, the consent of a majority of the holders of the outstanding shares of F Preferred, voting as a separate class, shall be required to approve: (i) any offer, sale, designation or issuance of any security senior to or pari passu with the F Preferred; (ii) the repurchase or redemption of capital stock of the Company (except from employees at cost upon termination); (iii) any increase or decrease in the number of authorized shares of Common Stock or Preferred Stock; (iv) any amendment to the Certificate of Incorporation or other governing documents of the Company; (v) any alteration or change to the rights, preferences or privileges of the F Preferred, by merger, consolidation or otherwise; (vi) the entry into the sale or exclusive license of all or substantially all the assets of the Company, mergers, consolidations, other business combinations, recapitalizations and liquidations; (vii) any acquisition of the stock or assets of any other entity; (viii) any dividends or distributions on the Company’s capital stock;  and (ix) the expansion into any new businesses.  The foregoing will apply to any subsidiary or controlled affiliate of the Company.

(4)           Conversion of F Preferred   At the option of the holder each share of F Preferred may be converted into fully paid and non-assessable shares of the Company’s Common Stock at the rate of 120,000 shares of Common Stock for each share of F Preferred.

d) Series G Convertible Preferred Stock

c.1) Authorized Number

Four Hundred Thousand (400,000) of the authorized shares of Preferred Stock are hereby designated “Series G Convertible Preferred Stock” par value $1.00 per share, stated value $50 (“G Preferred”).

c.2) Designation

The rights, preferences, privileges, restrictions and other matters relating to G Preferred, as filed with the Secretary of State, Delaware, are as follows:

(1)           Dividends   The shares of G Preferred shall bear a 10% annual dividend, payable quarterly in kind based on the equivalent of 90% of the average of the last ten trading day closing price of the Common Stock prior to the dividend payment date.

(2)           Distribution of Assets Upon Liquidation   In the event the Company shall be liquidated, dissolved or wound up, whether voluntarily or involuntarily, each holder of shares of G Preferred, has a liquidation preference before any payment or distribution on the Common Stock or on any other class of stock ranking junior to the G Preferred up to the Stated Value and, thereafter, shares ratably in proceeds available along with the holders of shares of Common Stock and any other share of stock entitled to payment upon liquidation.

F-22

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

CAPITAL STOCK (continued)

(3)           Voting Rights   (a)  Each holder of outstanding shares of G Preferred shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the share of G Preferred held by such holder would then be convertible assuming a sufficient number of shares of Common Stock were then authorized and available for issuance, at each meeting of the stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Company for their action or consideration (including without limitation, any matter voted on together with the holders of Common Stock).  Except as provided by law, by any of the provisions contained herein or by the provisions establishing any other series of stock, holders of G Preferred shall vote together with the holders of Common Stock as a single class.

(4)           Conversion of G Preferred   At the option of the holder each share of G Preferred may be converted into fully paid and non-assessable shares of the Company’s Common Stock at the rate of 250 shares of Common Stock for each share of G Preferred. The holder of each G Preferred has anti-dilution rights whereby any Common Stock shares that are issued or sold at a price less than the Conversion Rate in effect, then the Conversion Rate shall be reduced to an amount equal to the New Securities Issuance Price.

e) Common Stock

e.1) Authorized Number

Two Billion (2,000,000,000) of the authorized shares of Common Stock are hereby designated “ Common Stock” par value $0.001 per share.

The cost of all share-based awards to employees, including grants of warrants and restricted stock, is recognized in the financial statements based on the fair value of the awards at grant date. The fair value of the warrant award is determined using the Black-Scholes valuation model on the date of grant. The fair value of the share-based awards is recognized as stock-based compensation expense on a straight-line basis over the requisite service period from the date of grant. As of December 31, 2013, there was approximately $43,125 of total unrecognized compensation cost related to non-vested warrant based compensation arrangements granted under the Company’s compensation plan. The cost is expected to be recognized over a period of 2 years. This expected cost does not include the impact of any future stock-based compensation awards.

11. OPTIONS AND WARRANTS

In February 2000, Millennium adopted its 2001 Stock Option Plan ("The 2001 Plan"). The 2001 Plan provides that certain options granted thereunder are intended to qualify as "Incentive Stock Options" (ISO) within the meaning of Section 422A of the United States Internal Revenue Code of 1986, while non-qualified options may also be granted under the Plan. The Plan provided for the grant of options for up to 500,000 shares. The purchase price per common stock deliverable upon exercise of each ISO shall not be less than 100% of the fair market value of the common stock on the date such option is granted. If an ISO is issued to an individual who owns, at the time of grant, more than 10% of the total enhanced voting power of all classes of Millennium’s common stock, the exercise price of such option shall be at least 110% of the fair market value of the common stock on the date of grant and the term of the option shall not exceed five years from the date of grant. The purchase price of shares subject to non-qualified stock options shall be determined by a committee established by the Board of Directors with the condition that such prices shall not be less than 85% of the fair market value of the common stock at the time of grant. Millennium had no options issued pursuant to this Plan as of December 31, 2013 and 2012, respectively.

F-23

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

OPTIONS AND WARRANTS (continued)

	December 31, 2013		December 31, 2012
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Warrants outstanding - beginning of year	18,190,906	$0.225	7,631,544	$0.404
Warrants exercised	-	-	-	-
Warrants granted	1,140,000	0.185	10,587,500	0.129
Warrants expired	(7,500)	60.000	(28,138)	12,446

Warrants outstanding - end of year	19,323,406	$0.200	18,190,906	$0.225

Warrants price range at end of year	$0.10 - $16.00		$0.10 - $60.00

Warrants price for exercised shares	$0.00		$0.00

The following table summarizes information about fixed-price warrants outstanding

Range of Exercise Prices	Number Outstanding at December 31, 2013	Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2012	Weighted Average Exercise Price
$0.10	7,500,000	47 Mo’s	$0.10	7,500,000	$0.10
$0.17	8,033,406	92 Mo’s	$0.17	7,533,406	$0.17
$0.20	3,727,500	16 Mo’s	$0.20	3,087,500	$0.20
$16.00	62,500	72 Mo’s	$16.00	62,500	$16.00
$60.00	-		$60.00	7,500	$60.00
	19,323,406			18,190,906

Total compensation cost recognized in the income statement for stock-based employee and directors’ compensation awards was $457,500 and $1,280,679 in 2013 and 2012, respectively.

The cost of all share-based awards to employees, including grants of warrants and restricted stock, is recognized in the financial statements based on the fair value of the awards at grant date. The fair value of the warrant award is determined using the Black-Scholes valuation model on the date of grant. The fair value of the share-based awards is recognized as stock-based compensation expense on a straight-line basis over the requisite service period from the date of grant. As of December 31, 2013, there was approximately $43,125 of total unrecognized compensation cost related to non-vested warrant based compensation arrangements granted under the Company’s compensation plan. The cost is expected to be recognized over a period of 2 years. This expected cost does not include the impact of any future stock-based compensation awards.

In 2012 the Company issued 3,000,000 warrants to an officer. The Company valued the warrants utilizing the Black Scholes method with the following inputs: stock price of $0.10, exercise price of $0.10, volatility of 177.45%, term of 5 years, risk free rate of 2.50% and dividend rate of 0%.

F-24

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

12. OPERATING LEASE, LICENSE AND EMPLOYMENT COMMITMENTS

The Company leases office space in Newark, NJ under an operating lease.

 The following is a schedule of future minimum rental payments (exclusive of allocated expenses) required under operating leases that have initial or non-cancelable lease terms in excess of one year as of December 31, 2013:

Year Ending December 31,
2014	$50,400
2015	50,400
2016	12,600
Total minimum payments required	$113,400

Rent expense for the Company under operating leases for the years ended December 31, 2013 and 2012 was $47,282 and $37,928, respectively.

The Company entered into a license agreement with minimum royalty payments totaling $13,600,000. In the year ended December 31, 2013, $450,000 has been paid for the year ending December 31, 21014.

Year Ending December 31,
2014	$1,800,000
2015	2,100,000
2016	2,700,000
2017	3,200,000
2018	3,800,000
$13,600,000

Pursuant to the Summary of Debt Reorganization and Financing dated July 14, 2011, Mr. James salary was amended to reduce his salary to $150,000 per annum until the Company reaches three consecutive fiscal quarters of positive Net Income at which point his annual salary will increase to $200,000. The gross-up provisions with regards to any issuances under the Management Warrant Grant Program have been eliminated. Mr. James will receive a bonus of $25,000 upon receiving three consecutive fiscal quarters of positive Net Income.

Pursuant to an amended and restated employment agreement, Carl Germano is employed as the Chief Science Officer of Millennium. The Agreement terminates on November 1, 2014; provided, Mr. Germano has the right to extend the term of employment for two additional years.  Pursuant to the Agreement, Mr. Germano currently receives a base annual salary of $150,000 per year which increases to $200,000 per year in the event (a) the Company's annual revenues exceed $15,000,000; (b) the Company enters into a licensing agreement with an unrelated third party where the minimum upfront licensing fee is no less than $3,000,000; or (c) the Company achieves two quarters of positive cash flow.  In addition, during the term of the Agreement, Mr. Germano is entitled to receive an annual bonus at the discretion of the Company. Mr. Germano also received 114.1667 E Preferred (which in 2010 converted into 18,021 shares of Common Stock) and Performance Shares.

F-25

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

The Agreement terminates upon Mr. Germano’s death and may be terminated at the option of the Company as a result of Mr. Germano’s disability or for “cause” as defined in the Agreement.  Mr. Germano has the right to terminate the Agreement for “good reason” as defined in the Agreement.  In the event that the Agreement is terminated due to Mr. Germano’s death or disability, he is entitled to receive his annual salary for a period equal to the lessor of (i) three months from the date of death or disability or (ii) the balance of the Term; and all other accrued but unpaid compensation and benefits.  If the Agreement is terminated by the Company for “cause”, Mr. Germano is not entitled to receive any compensation other than accrued but unpaid compensation and benefits.  In the event Mr. Germano terminates the Agreement for “good reason”, the Company shall pay to Mr. Germano his annual salary through the date of the end of the contract term; bonuses that have accrued and are unpaid as of the date of termination; and any Options which have been granted to Mr. Germano as of the date of the termination.  The Agreement also provides for Mr. Germano is subject to confidentiality, non-solicitation and non-compete covenants for a period of one year following his termination, provided such termination is not by the Company without “cause” or by Mr. Germano for “good reason”.

13. STOCK GRANTED FOR SERVICES AND FINANCING

During the year ended December 31, 2013 the Company issued 1,637,500 shares of Common Stock valued at $202,270 and 4,000 shares of Convertible Series G Preferred Stock valued at $122,000 for services. The value of the Common Stock is the fair market value on the date of issuance.

During the year ended December 31, 2013 the Company issued 6,390,625 shares of Common Stock valued at $505,509 for compensation. The value of the Common Stock is the fair market value on the date of issuance.

14. RELATED PARTY TRANSACTIONS

During 2013 and 2012, we also issued restricted stock awards and warrants to certain officers and directors, as follows:

Mr. James received 2,000,000 shares of common stock in January 2013 valued at $150,200, in recognition of services performed. The value of the Common Stock is the fair market value on the date of issuance.

Mr. Germano received 2,000,000 shares of common stock in January 2013 valued at $150,200, in recognition of services performed. The value of the Common Stock is the fair market value on the date of issuance.

Mr. DeLucia received 500,000 shares of common stock in January 2012 valued at $50,000, for director fees. The value of the Common Stock is the fair market value on the date of issuance.

In 2012 the Company issued 3,000,000 warrants to an officer. The Company valued the warrants utilizing the Black Scholes method with the following inputs: stock price of $0.10, exercise price of $0.10, volatility of 177.45%, term of 5 years, risk free rate of 2.50% and dividend rate of 0%.

Refer to footnote 8 for affiliated debt transactions.

F-26

Inergetics, Inc. and Subsidiary

Notes to Consolidated Financial Statements

15. LITIGATION

All legal matters contained within this Note to the Financial Statement have been accrued for on the Company’s balance sheet as a liability as of December 31, 2013.

Creative Healthcare Solutions, LLC vs. Millennium Biotechnologies Inc, Ct. of Common Pleas of Delaware County Ohio, Case No. 07 CV H 11 1420)  Millennium was not satisfied with the service rendered by Creative Healthcare Solutions, LLC in 2005 which were associated with the development of Resurgex Select collateral materials developed in December of 2005.  Millennium subsequently was forced to destroy and dispose of over 80% of the materials provided by Creative Healthcare Solutions due to the poor quality of the materials.  Millennium has been unsuccessful in resolving the dispute and subsequently Creative Healthcare Solutions, LLC has filed legal action for demand of payment in the amount of $63,718 for services rendered.  Millennium continues to negotiate a settlement with regards to this legal proceeding.

Robert Half International vs. Millennium Biotechnologies, Inc. filed on September 30, 2009 in the Superior Court of New Jersey, Law Division, Middlesex County.  Robert Half International claims a total of $18,507 plus costs and fees based upon the Millennium Biotechnologies, Inc.’s failure to pay the plaintiff the fees associated with the full time hiring of an employee.

16. SUBSEQUENT EVENTS

The Company received $3,357,144 on January 23, 2014 from the sale of the New Jersey Technology Business Tax Transfer Program. The Company paid a fee of $302,143 upon the successful receipt of the sale proceeds. The net amount the Company received was $3,055,001.

In January 2014 the Company approved issuance of 10,000 shares of Series G preferred associated with the one year extension of a $2,000,000 loan.

In January 2014 the Company paid off $528,000 of principal for notes that were outstanding as of December 31, 2013.

In February 2014 the Company increased the preferred stock, convertible Series G authorized shares to 400,000.

In March 2014 the Company approved issuance of 4,750,000 shares of common stock to certain officers and employees.

In March 2014 the Company approved issuance of 500,000 shares of common stock for director fees.

F-27

INERGETICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2014	2013
Assets
Current Assets:
Cash	$15,313	$106,773
Accounts receivable, net	583,297	472,297
Receivable from the Technology Business Tax Certificate Transfer Program	-	3,357,144
Deferred cost of goods sold	493,539	569,036
Inventories, net	972,526	420,186
Prepaid expenses	462,849	447,355
Total Current Assets	2,527,524	5,372,791

Patents and intangible assets, net	148,603	149,391
Goodwill	135,000	135,000
Deposits	201,099	421,191
Total Assets	$3,012,226	$6,078,373
Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued expenses	$3,551,849	$5,089,488
Deferred Revenue	1,075,182	1,269,470
Obligations to be settled in stock	849,433	699,085
Derivative liability	790,000	318,000
Short-term debt, net of unamortized debt discount	2,403,645	1,276,358
Short-term debt to affiliates, net of unamortized debt discount	3,756,709	2,843,728
Total Current Liabilities	12,426,818	11,496,129
Long-term debt	259,479	103,912
Long-term debt, net to affiliates	-	1,425,522
	12,686,297	13,025,563
Commitments and Contingencies
Preferred stock, Convertible Series G, authorized 400,000 par $1, stated Value $50: 215,281 and 198,074 shares issued and outstanding	9,092,217	8,743,284
Stockholders’ Deficit
Preferred stock:
Convertible Series B, par value $2; 65,141 shares issued and outstanding	130,282	130,282
Cumulative Series C, par value $1; 64,763 shares issued and outstanding	64,763	64,763
Convertible Series D, par value $1; 0 shares issued and outstanding	-	-
Convertible Series E, par value$1; 0 shares issued and outstanding	-	-
Convertible Series F, par value $1; 0 shares issued and outstanding	-	-
Common stock, par value $0.001; authorized 2,000,000,000 shares; issued and outstanding 82,295,000 and 62,461,448 shares, respectively	82,295	62,462
Additional paid-in capital	71,463,122	68,789,021
Accumulated Deficit	(90,506,750)	(84,737,002)
Total Stockholders’ Deficit	(18,766,288)	(15,690,474)
Total Liabilities and Stockholders’ Deficit	$3,012,226	$6,078,373

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-28

INERGETICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Total Revenues	$523,615	$66,667	$1,003,417	$73,442
Cost of Goods Sold	310,437	50,475	673,040	55,245
Gross Profit	213,178	16,192	330,377	18,197

Research and development	8,521	-	12,929	-
Selling, general and administrative expense	1,555,511	866,787	4,696,231	2,258,683
Total operating expenses	1,564,032	866,787	4,709,160	2,258,683
Loss from Operations	(1,350,854)	(850,595)	(4,378,783)	(2,240,486)

Other Income (Expense)
Amortization of debt discount	(35,650)	(45,078)	(169,003)	(82,132)
Gain on extinguishment of debt	2,787	46,978	18,378	46,978
Gain (loss) on fair market valuation of derivatives	542,000	35,000	(472,000)	(36,000)
Interest and financing cost, net	(400,970)	(118,502)	(768,340)	(199,309)
Total Other Income (Expense)	108,167	(81,602)	(1,390,965)	(270,463)
Loss before Provision for Income taxes	(1,242,687)	(932,197)	(5,769,748)	(2,510,949)
State taxes	-	(500)	-	(3,999)
Net Loss	(1,242,687)	(932,697)	(5,769,748)	(2,514,948)
Preferred Dividend	(321,525)	(302,000)	(579,963)	(743,900)
Net Loss applicable to common shareholders	$(1,564,212)	$(1,234,697)	$(6,349,711)	$(3,258,848)

Net Loss per Common Share - Basic and Diluted	$(0.02)	$(0.02)	$(0.09)	$(0.06)

Weighted Average Number of common shares outstanding - Basic and Diluted	78,183,619	53,022,927	71,135,031	50,657,324

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-29

INERGETICS, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2014	2013
Cash Flows from Operating Activities
Net Loss	$(5,769,746)	$(2,514,948)
Adjustments to Reconcile Net Loss to
Net Cash Used In Operations
Loss on fair market valuation of derivatives	472,000	36,000
Depreciation and amortization	788	763
Common Stock issued for financing expenses	17,365	-
Preferred Stock issued for financing expenses	262,418	-
Common Stock issued for services	199,609	59,500
Common stock issued for compensation	1,332,883	450,600
Amortization of Prepaid expenses paid for in stock	-	-
Gain on extinguishment of debt	(18,378)	(46,978)
Accretion of debt discount	169,003	82,132

Changes in Assets and Liabilities
(Increase) in accounts receivable	(111,000)	(55,971)
Decrease in receivable from Technology Business Tax Certificate Transfer Program	3,357,144	2,209,715
(Increase) in inventories	(552,340)	(138,297)
Decrease in deferred cost of goods sold	75,497	-
(Increase) Decrease in prepaid expenses	(215,103)	22,073
(Increase) in note receivable	-	(5,128)
(Increase) of intangible assets	-	(41,000)
(Increase) Decrease in deposits	220,092	(4,666)
(Decrease) in accounts payable and accrued expenses	(304,434)	22,572
(Decrease) in customer deposits	-	(39,970)
(Decrease) in deferred revenue	(194,288)	-

Net Cash (Used in) Provided by Operating Activities	(1,058,490)	36,397

Cash Flows from Investing Activities
Acquisition of business	-	(75,000)
Net Cash Provide by Investing Activities	-	(75,000)

Cash Flows from Financing Activities
Proceeds from debt	1.495,030	1,203,090
Repayment of debt	(528,000)	(1,171,522)
Net Cash Used in Financing Activities	967.030	31,568

Net Decrease in Cash	(91,460)	(7,035)
Cash at beginning of period	106,773	8,846
Cash at end of period	$15,313	$1,811

Supplemental Disclosure of Cash Flow information:
Cash paid during the period for:
Interest Expense	$213,621	$85,575
Income Taxes	$-	$3,999

Non-cash
Common Stock issued for prepaid services (1,850,000 shares)	$399,163	$-
Issuance of G shares as Preferred dividend (9,851 and 14,878 shares)	$579,963	$743,900
Change in liability of stock to be Issued	$150,348	$333,863
Issuance of G shares for Business Acquisition	$-	$140,000

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-30

INERGETICS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

On March 15, 2010 the Company changed its name to Inergetics, Inc. Inergetics, Inc. (the Company or "Inergetics"), formerly Millennium Biotechnologies Group, Inc., is a holding company for its subsidiary Millennium Biotechnologies, Inc. ("Millennium").

Millennium was incorporated in the State of Delaware on November 9, 2000 and is located in New Jersey.  Millennium is a research based bio-nutraceutical corporation involved in the field of nutritional science.  Millennium’s principal source of revenue is from sales of its nutraceutical supplements, Resurgex Select® and Resurgex Essential™ and Resurgex Essential Plus™ which serve as a nutritional support for immuno-compromised individuals undergoing medical treatment for chronic debilitating diseases. Millennium has developed Surgex for the sport nutritional market. The Company acquired Bikini Ready®, a leader in weight loss lifestyle solutions and SlimTrim™, the affordable, premium value diet brand. The Company has a licensing agreement to sell the Martha Stewart Essentials line of supplements.   The Company’s efforts going forward will focus on sales of Martha Stewart Essentials™ line of supplements, Surgex in powder and pill forms as well as powder and pills for Bikini Ready and pills for SlimTrim.

The accompanying unaudited condensed consolidated financial statements include the accounts of Inergetics, Inc. and its subsidiary. These condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Regulation S-X. Certain information in footnote disclosures normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America has been condensed or omitted pursuant to such principles and the financial results for the periods presented may not be indicative of the full year’s results. The Company believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. These condensed consolidated financial statements should be read in conjunction with the December 31, 2013 audited financial statements and the accompanying notes thereto filed with the Securities and Exchange Commission on Form 10-K.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its subsidiary and are prepared in accordance with accounting principles generally accepted in the United States. All significant inter-company transactions and balances have been eliminated.

Certain information in footnote disclosure normally included in the financial statements have been condensed or omitted and the financial statements might not be indicative of a full year’s results. The Company believes the disclosures are adequate to make the information presented not misleading.

The financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto for the fiscal year-ended December 31, 2013 included in the Company’s Annual Report on Form 10-K filed on March 31, 2014.

Use of Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F-31

INERGETICS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Goodwill

Goodwill and other acquired intangible assets with indefinite lives are not amortized, but are tested for impairment annually and when an event occurs or circumstances change such that it is more likely than not that an impairment may exist. Our annual testing date is December 31. We test goodwill for impairment by first comparing the carrying value of net assets to the fair value of the related operations. If the fair value is determined to be less than carrying value, a second step is performed to compute the amount of the impairment. In this process, a fair value for goodwill is estimated, based in part on the fair value of the operations, and is compared to its carrying value. The shortfall of the fair value below carrying value represents the amount of goodwill impairment. Intangibles consist of brand and trade names acquired in business combinations. We test these intangibles for impairment by comparing their carrying value to current projections of discounted cash flows attributable to the brand and trade names. Any excess carrying value over the amount of discounted cash flows represents the amount of the impairment.

Revenue Recognition

Revenue is recognized net of discounts, rebates, promotional adjustments, price adjustments and estimated returns and upon transfer of title and risk to the customer which occurs at shipping (F.O.B. terms).   Upon shipment to various customers when all performance obligations are met and collectability is reasonably assured revenue is recognized.   Upon shipment to specific customers with the right of return the Company defers revenues as returns are not reasonably estimable.   As of June 30, 2014 and December 31, 2013, deferred revenue totaled $1,075,182 and $1,269,470, respectively.

Deferred Revenue and Deferred Cost of Goods Sold

Deferred revenue consists substantially of amounts billed or payments received in advance of revenue recognition. Deferred cost of goods sold as of June 30, 2014 and December 31, 2013 of $493,539 and $569,036, respectively, related to deferred product revenues includes direct product costs. Once all revenue recognition criteria have been met, the deferred revenues and associated cost of goods sold are recognized.

Income Taxes

The Company provides for income taxes based on enacted tax law and statutory tax rates at which items of income and expenses are expected to be settled in the Company’s income tax return. Certain items of revenue and expense are reported for Federal income tax purposes in different periods than for financial reporting purposes, thereby resulting in deferred income taxes. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

F-32

INERGETICS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, Continued

Loss Per Common Share

Net loss per share, in accordance with the provisions of ASC 260, “Earnings Per Share” is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period. Common Stock equivalents have not been included in this computation since the effect would be anti-dilutive. During a loss period, the effect of the potential exercise of stock options, warrants, convertible preferred stock and convertible debt are not considered in the diluted income (loss) per share calculation since the effect would be anti-dilutive.

Fair Value of Financial Instruments

For financial instruments including cash, accounts receivable, prepaid expenses, debt, accounts payable and accrued expenses, the carrying values approximated their fair value.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial statement. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

2 . GOING CONCERN AND LIQUIDITY ISSUES

The Company’s future success is dependent upon its ability to achieve profitable operations and generate cash from operating activities, and upon additional financing.  Management believes they can raise the appropriate funds needed to support their business plan and develop an operating company which is cash flow positive.

However, the Company has a working capital deficit, significant debt outstanding, incurred substantial net losses for the six months ended June 30, 2014 and 2013 and has accumulated a deficit of approximately $91 million at June 30, 2014. The Company has not been able to generate sufficient cash from operating activities to fund its ongoing operations. There is no guarantee that the Company will be able to generate enough revenue and/or raise capital to support its operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The condensed consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded assets and liabilities that might result should the Company be unable to continue as a going concern.

F-33

INERGETICS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3.	CONCENTRATIONS OF BUSINESS AND CREDIT RISK

The Company maintains cash balances in several financial institutions which are insured by the Federal Deposit Insurance Corporation up to certain federal limitations.

The Company provides credit in the normal course of business to customers located throughout the U. S. The Company performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

F-34

INERGETICS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

4.	INVENTORIES

Inventories are stated at the lower of cost or market on a first in, first out basis. Inventories consist of work-in-process, raw materials, finished goods, and packaging for the Company’s Martha Stewart Essentials, SURGEX®, RESURGEX ESSENTIAL ®, Bikini Ready® and SlimTrim™ product lines. Inventories consist of the following:

	June 30,	December 31,
	2014	2013
Finished Goods	$912,574	$378,472
Packaging	59,952	41,714
	972,526	420,186
Less: Reserve for obsolescence	-	-
Total	$972,526	$420,186

5.	PREPAID EXPENSES

Prepaid expenses are for services that have been paid in advance primarily with stock that are amortized over the life of the contract. The agreements pertain to pricing structure, distribution, warehousing, inventory management, financial advisory services, pro athlete endorsements and licensing agreements.

6.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following:

	June 30,	December 31,
	2014	2013
Accounts payable	$2,567,449	$2,866,017
Owed to officer	30,650	16,088
Accrued interest	453,827	1,016,584
Accrued rent expense	135,874	135,874
Accrued salaries, bonuses and payroll taxes	113,615	824,492
Accrued professional fees	250,434	230,433
	$3,551,849	$5,089,488

F-35

INERGETICS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

7.	SHORT TERM DEBT, NET OF DEBT DISCOUNT

In the first Six months of 2014, the Company realized gross proceeds of $1,495,030 in new cash. Proceeds from the sale of its 12% to 15.0% twelve month Unsecured Convertible Notes and Unsecured Notes, in the aggregate original principal amount of $1,495,030 (the “Notes”) to accredited investors (the “Investors”).  Interest on the outstanding principal balance of the Notes is payable upon maturity of the note. For the convertible notes, the outstanding principal balance of the Notes and all accrued but unpaid interest thereon may be converted at any time at the option of each Investor into shares of Common Stock at the Conversion Price of $ .20 per share.  The Company may prepay the Notes at any time without penalty to the Investors.

Unsecured Notes, net debt discount, consist of the following:

	June 30,	December 31,
	2014	2013
Unsecured Convertible Notes	$2,739,271	$1,450,333
Debt discount	(76,147)	(70,063)
	2,663,124	1,380,270
Less long term portion	259,479	103,912
Short term portion	$2,403,645	$1,276,358

The Company committed to issue 561,918 shares of common stock for origination fees during the Six months ended June 30, 2014 and recorded a debt discount of $ 77,207.

Gain on Troubled Debt Restructuring

2014 Modification of Debt

The following debt instruments were modified in 2014. The modification of debt included the addition of a conversion feature therefore requiring the Company to record the transaction in accordance with ASC 470 “Debt” modification of debt accounting.

At December 31, 2013, the Company had promissory notes issued to one affiliated investor with an outstanding balance of $2,000,000, which were due on demand. During January 2014, the Company reached an agreement with the investor to extend the debt for twelve months. At the date of extension, the new debt payable was $2,000,000. The new debt incurred origination fees paid through the issuance of Series G preferred stock valued at $232,500, resulting in an adjustment to Stockholders’ Deficit.

At December 31, 2013, the Company had promissory notes issued to three accredited investors with an outstanding balance of $249,535, which were due on demand. During January 2014, the Company reached an agreement with the investors to extend the debt for six to twelve months. At the date of extension, the debt payable was $249,535. The fair value of the new debt is $223,548. The conversion rate on the new convertible note is $0.20 per share of common stock. As of June 30, 2014 the loss on debt modification of $25,987 has been included in the Statement of Operations. The loss incurred with debt restructuring approximates $0.00 per share.

At December 31, 2013, the Company had Notes issued to six accredited investors with an outstanding principal and interest balance of $465,872, which were due on demand. In the six months ended June 30, 2014, the Company reached an agreement with the investors to convert into 1,336,918 shares of common stock plus $43,725 in cash as full settlement. The debt and accrued interest was valued at $506,801 which exceeded the fair market value of the common stock and cash by $18,378. The difference resulted in a gain on troubled debt restructuring of $18,378 has been included in the Statement of Operations in the six months ended June 30, 2014. The gain incurred with debt restructuring approximates $0.00 per share.

F-36

INERGETICS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

8.	SHORT TERM DEBT – RELATED PARTIES, NET OF DEBT DISCOUNT

In the Six months ended June 30, 2014, the Company realized gross proceeds of $ 1,085,030, from the sale of its 12.0 % six month Unsecured Convertible Notes and Secured Promissory Notes, in the aggregate original principal amount of $100,000 (the “Notes”) to an accredited investor (the “Investor”).  Interest on the outstanding principal balance of the Notes is payable upon maturity of the note. The Company may prepay the Notes at any time without penalty to the Investors.

The Company issued 125,000 shares of common stock for origination fees during the Six months ended June 30, 2014, in connection with this debt and recorded a debt discount of $26,740.

9.	FAIR VALUE MEASUREMENTS

The following table represents the fair value hierarchy for those financial assets measured at fair value on a recurring basis

	Fair Value at
	June 30,	Fair Value Measurement Using
	2014	Level 1	Level 2	Level 3
Derivative liability – Conversion Feature	$790,000	-	-	$790,000
	$790,000	-	-	$790,000

	Fair Value at
	December 31,	Fair Value Measurement Using
	2013	Level 1	Level 2	Level 3
Derivative liability – Conversion Feature	$318,000	-	-	$318,000
	$318,000	-	-	$318,000

F-37

INERGETICS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FAIR VALUE MEASUREMENTS, Continued

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial liabilities (Derivative liability – Conversion Feature) for the Six months ended June 30, 2014:

June 30,
2014
Balance at December 31, 2013	$318,000
Derivative converted into Equity	(8,000)
Change in fair market value of Conversion Feature	480,000
Balance at June 30, 2014	$790,000

10.	WARRANTS

Warrant activity for the six months ended June 30, 2014 is as follows:

		Weighted
		Average	Remaining	Aggregate
	Number of	Exercise	Contractual Term In	Intrinsic
	Warrants	Price	Months	Value
Outstanding at December 31, 2013	19,323,406	$0.200	63	$300,000

Granted	-	-	-	-

Exercised	(531,262)	0.104	-	-

Expired or cancelled	-	-	-	-

Outstanding and exercisable at June 30, 2014	18,792,144	$0.197	8-88	$-

11.	COMMITMENTS AND CONTINGENCIES

The Company entered into a license agreement with minimum royalty payments totaling $ 1,800,000, $ 2,100,000, $ 2,700,000, $ 3,200,000 and $ 3,800,000 for each of the years ended 2014, 2015, 2016, 2017 and 2018, respectively. $1,350,000 was paid as of June 30, 2014 and recorded in prepaid expenses.

F-38

INERGETICS, INC. AND SUBSIDIARY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

12.	SUBSEQUENT EVENTS

During the third quarter, the Company was not able to make the payment that was due July 1, 2014 to Martha Stewart Living Omnimedia pursuant to our license agreement. While we are in discussions to work out terms of payment, we most likely will need to raise additional funds to meet our obligations under the license agreement.

During the third quarter of 2013 the Company received $1,000,000 net proceeds and issued a 12% secured subordinated convertible promissory note to the Investor in the principal amount of $1,500,000 (the “Note”) and a Common Stock Purchase Warrant (the “Warrant”) to purchase 2,500,000 shares of the Company’s Common Stock (the “Common Stock”). Principal and interest (at the rate of 12% per annum) is due and payable under the Note on July 14, 2015. If the Company files a registration statement with the Securities and Exchange Commission (the SEC”) covering the resale of the shares of Common Stock issuable upon conversion of the Note and exercise of the Warrant on or before 45 days after July 14, 2014, the principal amount of the Note shall be reduced by $200,000, and if the registration statement is declared effective by the SEC within 120 days of July 14, 2014, the principal amount of the Notes shall be further reduced by $300,000. Principal and accrued but unpaid interest is convertible into shares of the Company’s Common Stock at a price (the “Conversion Price”) equal the lesser (i) $0.35 per share, or (ii) 62% of the lowest trading price of the Common Stock as quoted by Bloomberg L.P. for the ten trading days immediately preceding the date of conversion (subject to adjustments as provided in the Note). However, in no event shall the Conversion Price be less than $0.031 per share (the “Floor Price”). The Company filed a registration statement with the Securities and Exchange Commission on August 1, 2014, reducing the principal amount by $200,000 to $1,300,000.

F-39

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of the common stock by the Selling Stockholder.  The estimated expenses of issuance and distribution are set forth below.

SEC filing fee	$190.54
Legal expenses	$30,000	*
Accounting expenses	$5,000	*
Miscellaneous	$4,809.46	*
Total	$40,000	*

* Estimate

Item 14.   Indemnification of Directors and Officers

Our Amended and Restated Certificate of Incorporation states that we shall indemnify our directors and officers to the maximum extent permitted by Delaware law. Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, permits us to indemnify any and all persons, including our directors, officers, employees and agents, whom we shall have power to indemnify under said section (the "Indemnitee") from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. We shall pay in advance of the final disposition of such Indemnitee upon the receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized in the Amended and Restated Certificate of Incorporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to such directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Item 15.    Recent Sales of Unregistered Securities

				Six Months
	Year Ended December 31,			Ended June 30,
	2011	2012	2013	2014

COMMON STOCK ISSUANCES
Common stock issued in lieu of cash in payment of services	375,000	11,395,000	1,637,500	3,005,000

Common stock issued in lieu of cash in payment of interest	53,375	895,184	2,851,711	918,086

Common stock issued pursuant to debt being converted into equity	3,595,698			4,102,261

Common stock issued as compensation		1,142,514	6,390,625	4,985,000

Common stock issued for common stock subscribed		2,240,200

Common stock issued pursuant to conversions of Series G Preferred Stock		5,254,000	3,934,750	6,481,375

Common stock issued pursuant to exercise of warrants				341,830

Total Common Stock Issuances	4,024,073	20,926,898	14,814,586	19,833,552

PREFERRED STOCK ISSUANCES
Series G Preferred stock issued pursuant to debt being converted into equity	96,755		2,044	1,070

Series G Preferred stock issued at a price of $50 per share	19,000	2,700

Series G Preferred stock issued for payment in kind dividend	5,072	23,507	31,204	9,851

Series G Preferred stock issued in lieu of cash in payment of services		20,500	4,000

Series G Preferred stock issued in lieu of cash in payment of interest		4,420	4,307	18,400

Series G Preferred stock issued for business acquisition			8,000

Series G Preferred stock issued for extinguishment of debt			14,360	10,000

Total Preferred stock issuances	120,827	51,127	63,915	39,321

II-2

In connection with the foregoing, we relied upon the exemption from securities registration afforded by Rule 506 of Regulation D as promulgated by the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) and/or Section 4(a)(2) of the Securities Act.

Item 16.   Exhibits

Exhibit	Description
3(i).1	Amended and Restated Certificate of Incorporation of the Company (1)

3(i).2	Certificate of Amendment to the Certificate of Incorporation of the Company (2)

3(i).3	Certificate of Designations (Series E and Series F Preferred Stock) (3)

3(i).4	Certificate of Amendment to the Certificate of Incorporation of the Company (4)

3(i).5	Certificate of Amendment to the Certificate of Incorporation of the Company (5)

3(i).6	Amended and Restated Certificate of Designations (Series G Preferred Stock)**

3(i).7	Certificate of Incorporation of Millennium (6)

3(ii).1	Bylaws of the Company (7)

3(ii).2	Bylaws of Millennium (6)

4.1	Form of Senior Secured Promissory Note**

4.2	May 6, 2014 Convertible Note issued to Black Mountain (11)

4.3	May 21, 2014Debenture issued to 31 Group, LLC. (11)

4.4	July 14, 2014 Note issued to 31 Group (12)

4.5	July 14, 2014 Warrant issued to 31 Group (12)

4.6	Form of Series G Preferred Stock Certificate**

4.7	Form of Amendment to Senior Secured Promissory Note**

5.1	Opinion of Silverman Shin Byrne & Gilchrest PLLC**

10.1	Agreement and Plan of Reorganization between the Company, Millennium and the Stockholders of Millennium dated July 26, 2001(8)

10.2	Ventiv Subordination Agreement(13)

10.3	Second Amendment to Ventiv Security Agreements and Convertible Note(13)

10.4	Ventiv Service Agreement(13)

10.5	Amended and Restated Employment Agreement for Carl Germano effective November, 2009 (4)

10.6	Employment agreement of Michael C. James effective July 1, 2010 (9)

10.7	May 7, 2013 Licensing Agreement with Martha Stewart Living Omnimedia, Inc. (10)

10.8	May 6, 2014 Purchase Agreement with Black Mountain (11)

10.9	May 21, 2014 Exchange Agreement with 31 Group, LLC (11)

10.10	July 14, 2014 Securities Purchase Agreement with 31 Group (12)

10.11	July 14, 2014 Security Agreement with 31 Group (12)

10.12	July 14, 2014 Millennium Biotechnologies, Inc. Guaranty of Note with 31 Group (12)

10.13	Employment Agreement with James E. Kras, effective October 1, 2012**

10.14	January 9, 2013 Asset Purchase Agreement with Whole Products LLC**

21.1	Subsidiaries of the Company**

23.1	Consent of Friedman LLP, Independent Registered Public Accounting Firm*

23.2	Consent of Silverman Shin Byrne & Gilchrest PLLC (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto

II-3

101.INS***	XBRL Instance Document

101.SCH***	XBRL Taxonomy Extension Schema

101.CAL***	XBRL Taxonomy Extension Calculation Linkbase

101.DEF***	XBRL Taxonomy Extension Definition Linkbase

101.LAB***	XBRL Taxonomy Extension Label Linkbase

101.PRE***	XBRL Taxonomy Extension Presentation Linkbase

(1)	Previously filed as a Schedule to the Company's Definitive Information Statement on Schedule 14C, filed with the Commission on March 8, 2002, and incorporated herein by reference.

(2)	Previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on February 6, 2006, and incorporated herein by reference.

(3)	Previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on October 13, 2009, and incorporated herein by reference.

(4)	Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and incorporated herein by reference.

(5)	Previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on July 7, 2011, and incorporated herein by reference.

(6)	Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 2001, and incorporated herein by reference.

(7)	Previously filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1981, and incorporated herein by reference.

(8)	Previously filed as an exhibit to the Company's report on Form 8-K filed on August 10, 2001, and incorporated herein by reference.

(9)	Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, and incorporated herein by reference.

(10)	Previously filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and incorporated herein by reference (Confidential Treatment granted with respect to portions of the Agreement).

(11)	Previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on June 3, 2014, and incorporated herein by reference.

(12)	Previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on July 15, 2014, and incorporated herein by reference.

(13)	Previously filed as an exhibit to the Company's Current Report on Form 8-K, filed with the Commission on November 17, 2009, and incorporated herein by reference.

II-4

*	Filed herewith.

**	Previously filed.

***	Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933 or Section 18 of the Securities Act of 1934 and otherwise are not subject to liability.

Item 17.   Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

II-5

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

II-6

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newark, State of New Jersey, on September 9, 2014.

INERGETICS, INC.
(Registrant)

By:	s/Michael James
Michael James,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

s/Michael James	Chief Executive Officer
Michael James	(Principal Executive), Chief Financial Officer (Principal Financial Officer and Chief Accounting Officer), and Director	September 9, 2014

*
Carl Germano	Executive Vice President and Director	September 9, 2014

*	Director
James DeLucia		September 9, 2014

* By:	s/Michael James
Michael James,
Attorney-in-Fact

II-7

Inergetics, Inc.

Amendment No. 1 to

Registration Statement on Form S-1

Index to Exhibits

Exhibit No.	Description
23.1	Consent of Friedman LLP, independent registered public accounting firm.